UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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MORGANS HOTEL GROUP CO.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MORGANS HOTEL GROUP CO.
475 Tenth Avenue
New York, NY 10018

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 19, 2009
10:00 a.m. Eastern Daylight Time

Dear Stockholder:

You are cordially invited to attend our 2009 annual meeting of stockholders to be held on Tuesday, May 19, 2009, at 10:00 a.m., Eastern Daylight Time, at

Hudson Hotel
356 West 58th Street
New York, New York 10019

for the following purposes:

1. To elect ten directors to serve one-year terms expiring in 2010;

2. To ratify the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

3. To transact such other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

Only stockholders of record at the close of business on March 27, 2009 will be entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON, IF YOU DESIRE, AS DISCUSSED IN THIS PROXY STATEMENT.

By Order of the Board of Directors

Name: Richard Szymanski
Title: Secretary

New York, New York
April 21, 2009

MORGANS HOTEL GROUP CO.
475 Tenth Avenue
New York, NY 10018

PROXY STATEMENT

QUESTIONS AND ANSWERS

Why am I receiving this proxy statement?

You are receiving this proxy statement and the accompanying proxy card because you own shares of common stock of Morgans Hotel Group Co. This proxy statement contains information related to the solicitation of proxies for use at our 2009 annual meeting of stockholders, to be held at 10:00 a.m., Eastern Daylight Time, on Tuesday, May 19, 2009 at the Hudson Hotel, 356 West 58th Street New York, New York 10019, for the purposes stated in the accompanying Notice of Annual Meeting of Stockholders. This solicitation is made by Morgans Hotel Group Co. on behalf of our Board of Directors. Unless otherwise stated, as used in this proxy statement, the terms “we,” “our,” “us” and the “company” refer to Morgans Hotel Group Co. This proxy statement, the enclosed proxy card and our 2008 annual report to stockholders are first being mailed to stockholders beginning on or about April 21, 2009.

What information is presented in this proxy statement?

The information contained in this proxy statement relates to the proposals to be voted on at the annual meeting of stockholders, the voting process, our Board of Directors and Board committees, the compensation of our directors and our executive officers for the fiscal year ending December 31, 2008, and other required information.

Who is entitled to vote at the annual meeting?

Only holders of record of our common stock at the close of business on March 27, 2009, the record date for the annual meeting of stockholders, are entitled to receive notice of the annual meeting and to vote at the annual meeting. Our common stock constitutes the only class of securities entitled to vote at the meeting.

When you vote by signing and returning the proxy card, you appoint David Smail and Richard Szymanski as your representatives to vote your common stock at the annual meeting. Messrs. Smail and Szymanski, or either of them, will vote your common stock as you instruct on your proxy card. Accordingly, your common stock will be voted whether or not you attend the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote by signing and returning your proxy card in advance.

Who can attend the annual meeting?

If you are a holder of our common stock at the close of business on March 27, 2009, the record date for the annual meeting, or a duly appointed proxy, you are authorized to attend the annual meeting. You will need to present proof of share ownership and valid picture identification, such as a driver’s license or passport, before being admitted. If your common stock is held beneficially in the name of a bank, broker or other holder of record (i.e., street name), you must present proof of your ownership by presenting a bank or brokerage account statement reflecting your ownership as of the record date.

Cameras, recording equipment and other electronic devices will not be permitted at the annual meeting.

What are the voting rights of stockholders?

Each share of common stock outstanding on the record date entitles its holder to cast one vote on each matter to be voted on.

How do I vote?

If you hold your shares of common stock directly (i.e., not in a bank or brokerage account), you may vote by completing and returning the accompanying proxy card or by attending the meeting and voting in person.

If your shares of common stock are held in street name, you should follow the voting instructions provided to you by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, in most cases, submit voting instructions by the internet or by telephone to your broker or nominee. If you provide specific instructions, your broker or nominee should vote your shares of common stock as directed. Additionally, if you want to vote in person and hold your shares in street name, you will need a legal proxy from your broker to vote at the annual meeting.

How are proxy card votes counted?

If the accompanying proxy card is properly signed and returned to us, and not revoked, the persons designated as proxy holders will vote the shares of common stock represented by that proxy as directed by you. If you return your signed proxy card but fail to indicate your voting preferences, the persons designated as proxy holders will vote the shares of common stock represented by that proxy as recommended by the Board. The Board recommends a vote “FOR” the election of all nominees for our Board of Directors named in this proxy statement and “FOR” the ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the 2009 fiscal year.

In the election of directors, you may either vote “FOR” all the nominees or to “WITHHOLD” your vote with respect to one or more of the nominees. Regarding the ratification of our independent registered public accounting firm, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you withhold your vote with respect to any director nominee or abstain from voting on the ratification of our independent registered public accounting firm, your shares of common stock will be counted as present, including for purposes of establishing a quorum. Abstentions and broker non-votes will not count as votes cast for a proposal.

Will my shares of common stock be voted if I do not provide my proxy and I do not attend the annual meeting?

If you do not provide a proxy or vote your shares of common stock held in your name, your shares will not be voted. If you hold your shares in street name, your broker may be able to vote your shares for routine matters even if you do not provide the broker with voting instructions. The election of directors and the ratification of BDO Seidman, LLP as our independent registered public accounting firm for fiscal year 2009 are considered routine matters. Your broker may not vote your shares for non-routine matters if you do not provide the broker with voting instructions.

May I change my vote after I return my proxy card?

Yes. You may change or revoke a previously granted proxy at any time before it is exercised by either (a) submitting a later-dated proxy, in person at the annual meeting or by mail or (b) delivering instructions to our Secretary at our principal executive offices located at 475 Tenth Avenue, New York, New York 10018. Please note that attendance at the meeting will not, in itself, constitute revocation of a previously granted proxy.

If your shares of common stock are held in street name, then you may submit new voting instructions by contacting your broker or nominee. You may also vote in person at the annual meeting if you obtain a legal proxy from your broker as described above.

What will constitute a quorum at the annual meeting?

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the common stock outstanding on March 27, 2009 will constitute a quorum, permitting the stockholders to conduct business at the annual meeting. We will include abstentions and broker non-votes in the calculation of the number of shares considered to be present at the meeting, including for purposes of determining the presence of a quorum at the meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares.

As of March 27, 2009, there were 29,525,253 shares of common stock outstanding.

How many votes are needed to approve each of the proposals?

Directors are elected by a plurality of the votes cast. Therefore, the ten nominees for election to the Board who receive the most votes will be elected. Ratification of our independent registered public accounting firm will require the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote thereon.

Will any other matters be voted on?

As of the date of this proxy statement, we do not know of any other matters that will be presented for consideration at the annual meeting other than those matters discussed in this proxy statement. If any other matters properly come before the meeting and call for a stockholder vote, valid proxies will be voted by the holders of the proxies in accordance with the recommendation of the Board or, if no recommendation is given, in their own discretion.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of our Board of Directors. We will pay the costs of soliciting proxies, which will consist primarily of the cost of printing, postage and handling. In addition to soliciting proxies by mail, our officers, directors and other employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse these persons’ out-of-pocket expenses.

What is “householding” and how does it affect me?

If you and other residents at your mailing address who have the same last name own our common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of each of our annual report, notice of annual meeting and proxy statement to your address. However, even if your broker has sent only one copy of these proxy materials, you should receive a proxy card for each stockholder in your household. You may revoke your consent to householding at any time by contacting your broker or bank, if you hold your shares in a “street name,” or by calling The Bank of New York Mellon at (877) 296-3711 if you are a stockholder of record. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of our annual report or proxy statement, we will send a separate copy of the annual report or the proxy statement to you upon oral or written request. Such request can be made by contacting us at 475 Tenth Avenue, New York, New York 10018, attention: Investor Relations (telephone number: (212) 227-4100). Any stockholders sharing the same address and currently receiving multiple copies of the annual report and the proxy statement who wish to receive only one copy of these materials per household in the future may also contact your broker or bank or our Investor Relations Department to participate in the householding program.

Is there a list of stockholders entitled to vote at the annual meeting?

The names of stockholders of record entitled to vote at the annual meeting will be available at the annual meeting and for ten days prior to the annual meeting, between the hours of 9:00 a.m. and 4:30 p.m., at our principal executive offices at 475 Tenth Avenue, New York, New York 10018, by contacting the Secretary.

You should rely only on the information provided in this proxy statement. We have not authorized anyone to provide you with different information. You should assume that the information in this proxy statement is accurate only as of the date of this proxy statement or, where information relates to another date set forth in this proxy statement, then as of that date.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Proposal 1: Election of Directors for a One-Year Term Expiring at the 2010 Annual Meeting of Stockholders

Our Board of Directors, or the Board, is currently comprised of ten directors, each with terms expiring at the 2009 annual meeting. Our Corporate Governance and Nominating Committee has recommended to our Board the nominees set forth below, all of whom are currently serving as directors of the company, for re-election to serve as directors for one-year terms until the 2010 annual meeting and until their successors are duly elected and qualified. Following the Corporate Governance and Nominating Committee’s recommendation, our Board has nominated those persons set forth below. Mr. Gordon was appointed to the Board of Directors in July 2008, in part, in connection with his employment agreement, which provided that the company recommend Mr. Gordon’s addition as director upon the expansion of the Board to include additional independent directors. Based on its review of the relationships between the director nominees and the company, and as discussed in greater detail below, the Board has affirmatively determined that if these nominees are elected, eight of the ten directors serving on the Board, Dr. Deepak Chopra, Robert Friedman, Jeffrey M. Gault, David T. Hamamoto, Thomas L. Harrison, Edwin L. Knetzger, III, Michael D. Malone, and David Moore will be “independent” directors under Nasdaq rules.

The Board knows of no reason why any nominee would be unable to serve as a director. If any nominee is unavailable for election or service, the Board may designate a substitute nominee and the persons designated as proxy holders on the proxy card will vote for the substitute nominee recommended by the Board, or the Board may, as permitted by our bylaws, decrease the size of our Board.

Vote Required

The affirmative vote of a plurality of all the votes at the annual meeting is necessary for the election of a director. Accordingly, the ten individuals with the highest number of affirmative votes will be elected as directors. Cumulative voting in the election of directors is not permitted. For purposes of the election of directors, shares that are withheld and other shares not voted (whether by broker non-vote or otherwise) will not be counted as votes cast for a proposal.

Our Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES SET FORTH BELOW.

Director Biographies

Set forth below are descriptions of the backgrounds and principal occupations of each of our director nominees. The age and other information of each nominee are as of April 21, 2009.

Name	Age	Current Position with Morgans Hotel Group Co.

David T. Hamamoto	49	Chairman of the Board of Directors
Fred J. Kleisner	64	President and Chief Executive Officer and Director
Dr. Deepak Chopra	62	Director
Robert Friedman	53	Director
Jeffrey M. Gault	63	Director
Marc Gordon	44	Chief Investment Officer and Executive Vice President of Capital Markets and Director
Thomas L. Harrison	61	Director
Edwin L. Knetzger, III	57	Director
Michael D. Malone	55	Director
David J. Moore	56	Director

David T. Hamamoto has been the Chairman of our Board of Directors since February 2006. Mr. Hamamoto is the Chairman of the Board of NorthStar Realty Finance Corp. and has served as Chief Executive Officer and President of Northstar Realty Finance Corporation since October 2004. Mr. Hamamoto co-founded NorthStar Capital Investment Corp. (“NCIC”) in July 1997, having co-founded and previously been a partner and co-head of the Real Estate Principal Investment Area at Goldman, Sachs & Co. In 1988, Mr. Hamamoto initiated the effort to build a real estate principal investment business at Goldman, Sachs & Co. under the auspices of the Whitehall Funds. Mr. Hamamoto is an Honorary Trustee of the Brearley School where he served as a Trustee from 1999 to 2007, including as President from 2005 to 2007. He is the Co-Chair of Stanford University Parents’ Advisory Board. Mr. Hamamoto received a B.S. from Stanford University in 1981 and an M.B.A. from the Wharton School of Business at the University of Pennsylvania in 1983.

Fred J. Kleisner is our President, Chief Executive Officer and one of our Directors. Mr. Kleisner has been one of our Directors since February 2006 and has been our President and Chief Executive Officer (including interim President and Chief Executive Officer) since September 2007. From March 2000 to August 2005, Mr. Kleisner was the Chief Executive Officer of Wyndham International, a hotel company that owned, leased, managed and franchised hotels and resorts in the U.S., Canada, Mexico, the Caribbean and Europe. Mr. Kleisner also served as the Chairman of Wyndham International’s board from October 13, 2000. From August 1999 to October 2000, Mr. Kleisner served as President and from July 1999 to March 2000, Mr. Kleisner also served as Chief Operating Officer. From March 1998 to August 1999, he served as President and Chief Operating Officer of The Americas for Starwood Hotels & Resorts Worldwide, Inc. Hotel Group. His experience in the industry also includes senior positions with Westin Hotels and Resorts, where he served as President and Chief Operating Officer from 1995 to 1998; Interstate Hotels Company where he served as Executive Vice President and Group President of Operations from 1990 to 1995; The Sheraton Corporation, where he served as Senior Vice President, Director of Operations, North America Division — East from 1985 to 1990; and Hilton Hotels, where for 16 years he served as General Manager of several landmark hotels, including The Waldorf Astoria and The Waldorf Towers in New York, The Capital Hilton in Washington, D.C., and The Hilton Hawaiian Village in Honolulu. Mr. Kleisner is also a director of Kindred Healthcare, Inc., a healthcare services company, and serves on that company’s audit committee and compliance and quality committee. Mr. Kleisner, who holds a B.A. degree in Hotel Management from Michigan State University, completed advanced studies at the University of Virginia and Catholic University of America.

Dr. Deepak Chopra is a member of our Corporate Governance and Nominating Committee and has been one of our Directors since July 2008. Dr. Chopra, M.D. is the Chairman and Co-Founder of The Chopra Center for Wellbeing in Carlsbad, California and the Chopra Center & Spa in New York City. Through the Chopra Center, Dr. Chopra focuses on knowledge about the inherent connection between mind, body, spirit and healing. An endocrinologist by training, Dr. Chopra was the Chief of Staff at Boston Regional Medical Center during the 1980’s and has more than fifty books published in over thirty-five languages, many of which were New York Times bestsellers. Dr. Chopra is a fellow of the American College of Physicians, a member of the American Association of Clinical Enodocrinologists, an Adjunct Professor at the Kellogg School of Management at Northwestern University, and Co-Founder and President of the Alliance for a New Humanity. Dr. Chopra currently serves on the board of directors for Mens Warehouse. Dr. Chopra was born in New Delhi, India and graduated from the All India Institute of Medical Sciences, with a focus in western medicine.

Robert Friedman is a Co-Chairman of our Compensation Committee and Chairman of our Corporate Governance and Nominating Committee, and has been one of our Directors since February 2006. Mr. Friedman is President of Media & Entertainment for Radical Media, a multi-disciplinary integrated media company. From 1991 to 2003, Mr. Friedman held a variety of senior positions at AOL Time Warner, including as Head of Corporate Marketing for Time Warner and President of AOL, Interactive Marketing & TV. Mr. Friedman was President of New Line TV and Co-Chairman of Worldwide Theatrical Marketing, Licensing and Merchandising. Mr. Friedman was a member of the original development team of MTV Networks from 1981 to 1989. Mr. Friedman serves on the board of directors of Vassar College, Columbia Business School, The Mount Sinai Medical Center and The Big Apple Circus. Mr. Friedman also serves on the International Advisory Board for New Zealand. Mr. Friedman received a Bachelor of Arts from Vassar College and a Master of Business Administration from Columbia University.

Jeffrey M. Gault is a member of our Corporate Governance and Nominating Committee, our Audit Committee and our Compensation Committee and has been one of our Directors since December 2007. Mr. Gault serves as the

Chief Executive Officer of Solus Property Company. He previously served as Division President of KB Urban, a division of KB Home, from September 2005 to June 2007. His more than 30 years of experience in real estate development and investment activities also includes senior positions with Empire Companies, a Southern California land developer, where he was President and Chief Operating Officer from May 2002 to March 2005; Helios Partners, an affiliate of the Pritzker family interests of Chicago, where he was managing partner from 1994 to 1998; Sun America Realty Partners, an affiliate of Sun America, Inc., where he was managing principal from 1990 to 1994; and Home Savings of America, F.A., where he was Executive Vice President and Director of Real Estate from 1985 to 1990. Mr. Gault earned a Bachelor’s Degree in Architecture from the University of California at Berkeley and has a Master’s Degree in Environmental Design from Yale University’s School of Architecture. Mr. Gault is a licensed architect and general building contractor in the State of California, a member of the American Institute of Architects, American Institute of Certified Planners, and Urban Land Institute, and the Chairman of the University of California at Berkeley Fisher Center for Urban Economics and Real Estate Policy Advisory Board.

Marc Gordon is our Chief Investment Officer and Executive Vice President of Capital Markets and has been a Director since July 2008. Mr. Gordon has been our Chief Investment Officer and Executive Vice President of Capital Markets since he joined the company in 2005. Mr. Gordon previously served as a Vice President of NCIC. At NCIC, Mr. Gordon was responsible for the origination, structuring and negotiation of investment and financing transactions as well as the raising of capital for NCIC’s investment activities. Mr. Gordon joined NCIC in October 1997. Prior to joining NCIC, Mr. Gordon was a Vice President in the Real Estate Investment Banking Group at Merrill Lynch & Co., where he executed corporate finance and strategic transactions for public and private real estate related companies, including real estate investment trusts, real estate service companies, and hospitality companies. Mr. Gordon graduated from Dartmouth College with an A.B. in economics and also holds a Juris Doctor from the UCLA School of Law.

Thomas L. Harrison is Co-Chairman of our Compensation Committee and Chairman of the Audit Committee, and has been one of our Directors since February 2006. Mr. Harrison is Chairman and Chief Executive Officer of Diversified Agency Services (“DAS”), a group of marketing services companies. A division of the Omnicom Group Inc., DAS provides a broad range of marketing communication services. Mr. Harrison has been the President of DAS since 1997 and was named Chairman and Chief Executive Officer in 1998. Prior to joining DAS, Mr. Harrison was co-founder and Chairman of Harrison & Star Business Group. Mr. Harrison is a member of the Executive Committee of the Montefiore Hospital and a fellow of the New York Academy of Medicine. Mr. Harrison serves on the boards of the Arthritis Foundation, ePocrates, The Lymphoma Research Foundation and several marketing services companies. He has served as co-chairman of the New York Chapter of the U.S. Olympic Committee. Mr. Harrison is the author of “INSTINCT Tapping Your Entrepreneurial DNA to Achieve Your Business Goals.” Mr. Harrison holds an advanced degree in cell biology and physiology from West Virginia University and received a Doctorate of Humane Letters from West Virginia University in 2007.

Edwin L. Knetzger, III has been one of our Directors since February 2006. Mr. Knetzger is one of the co-founders and is the current Vice Chairman of Greenwich Capital Markets, Inc., a leading fixed income institutional investor, where he previously served at various times as President, Chief Executive Officer and Chairman from 1981 to 2003. Prior to joining Greenwich Capital Markets, Inc., Mr. Knetzger was employed by Kidder Peabody & Company where he served as Co-Manager and Head Trader of the Government Bond Trading Department from 1975 to 1980. Since 2005, Mr. Knetzger has held the position of Chief Operating Officer of Divco West Real Estate Services, located in San Francisco. Additionally, Mr. Knetzger serves on the boards of Paul Newman’s The Hole In The Wall Gang Camp and The Hole In The Wall Gang Association, which are non-profit organizations for children and families afflicted by cancer and serious blood diseases. Mr. Knetzger received a Bachelor of Arts and a Master of Business Administration from the University of Virginia.

Michael D. Malone is a member of our Corporate Governance and Nominating Committee and our Audit Committee and has been one of our Directors since January 2008. He currently serves as the Managing Director of Fortress Investment Group LLC, a global alternative investment and asset management firm. Mr. Malone retired from Bank of America in November 2007, after nearly 24 years of service as Senior Executive Banker and Managing Director. Over those years Mr. Malone worked in and ran a number of investment banking businesses for the bank and its subsidiary, Banc of America Securities. Those included: real estate, gaming, lodging, leisure, and the financial sponsors businesses. Mr. Malone received a Bachelor of Science degree in General Studies from the University of Kentucky.

David J. Moore is a member of our Audit Committee and Compensation Committee and has been a Director since July 2008. Mr. Moore is Chairman and Founder of 24/7 Real Media, Inc., a digital marketing company. He has been Chief Executive Officer and a director from February 1998 to July 2008 and has served as Chairman of the Board since January 2002. He is currently Vice-Chairman and board member for the Internet Advertising Bureau, and is on the board of directors for the Advertising Education Foundation (AEF). Additionally, he serves as a director of Visable Technologies, Our Stage, Auditude and Local Matters. Mr. Moore received his Bachelor of Arts from Northern Illinois University with a degree in Communications.

Corporate Governance Information

We are committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our stockholders well and maintaining our integrity in the marketplace. Accordingly, our Board has adopted and maintains:

•	Corporate Governance Guidelines;

•	a Code of Business Conduct;

•	a Code of Ethics;

•	a Charter of the Audit Committee;

•	a Charter of the Compensation Committee; and

•	a Charter of the Corporate Governance and Nominating Committee.

From time to time, we may revise the above-mentioned corporate governance guidelines, codes and charters in response to changing regulatory requirements, evolving best practices and the concerns of our stockholders and other constituents. Please visit our website at www.morganshotelgroup.com to view or obtain a copy of the current version of any of these documents. We will provide any of the above-mentioned documents, free of charge, to any stockholder who sends a written request to:

Morgans Hotel Group Co.
Attn: Investor Relations
475 Tenth Avenue
New York, NY 10018

Director Independence

Our Corporate Governance Guidelines require us to have a majority of our Board consisting of directors who (i) are neither officers nor employees of the company or its subsidiaries (and have not been officers or employees within the previous three years), (ii) do not have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and (iii) who are otherwise independent under the Nasdaq rules. Under the Nasdaq rules, the following persons would not be considered independent:

•	a director who is, or at any time during the past three years was, employed by the company or by any parent or subsidiary of the company;

•	a director who accepted or who has a family member who accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the determination of independence, other than (i) compensation for board or board committee service; (ii) compensation paid to a family member who is an employee (other than an executive officer) of the company; or (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation;

•	a director who is a family member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer;

•	a director who is, or has a family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which the company made, or from which the company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than (i) payments arising solely from investments in the company’s securities or (ii) payments under non-discretionary charitable contribution matching programs;

•	a director of the issuer who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the issuer serve on the compensation committee of such other entity; or

•	a director who is, or has a family member who is, a current partner of the company’s outside auditor, or was a partner or employee of the company’s outside auditor who worked on the company’s audit at any time during any of the past three years.

To adequately assess and ensure that (i) at least a majority of our directors qualify as independent and (ii) each of the Board committees is comprised of solely independent directors, the Board undertakes an annual review of the independence of all directors. In determining independence, our Board considers all facts and circumstances. In assessing the materiality of a director’s relationship with our company, the Board considers the issues from the director’s standpoint and from the perspective of the persons or organization with which the director has an affiliation. The Board reviews commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

Our Board has evaluated the status of each director and has affirmatively determined, after considering the relevant facts and circumstances, that each of Messrs. Chopra, Friedman, Gault, Hamamoto, Harrison, Knetzger, Malone, and Moore is independent, as defined in the Nasdaq rules, and that none of these directors has a material relationship with us. In reaching the decisions, our Board specifically discussed and considered (i) Mr. Knetzger’s role as Vice Chairman of Greenwich Capital Markets, Inc. which provided debt financing for one of the company’s hotels in May 2006, (ii) Mr. Harrison’s role as Chairman and Chief Executive Officer of DAS, a subsidiary of Omnicom Group, which, through various subsidiaries, provides advertising and other services to the company from time to time, and (iii) Mr. Hamamoto’s agreement to reimburse Residual Hotel Interest LLC, the former parent of the company, for up to $98.3 million of any amount that it is required to pay under its guarantee of approximately $225.0 million of indebtedness of Morgans Group LLC. After discussing these relationships and the independence standards set forth above, the Board determined that none of these relationships was material or in any way undermined the independence of the Board members involved.

Executive Sessions of Independent Directors

Pursuant to our Corporate Governance Guidelines and the Nasdaq rules, in order to promote open discussion among independent directors, our Board devotes a portion of at least two of the regularly scheduled Board meetings each year to sessions of only independent directors. See “— Director Independence” for a list of our independent directors.

Communications with the Board

Stockholders and other interested parties may communicate with the Board by contacting the independent directors by sending written correspondence to the “Independent Directors” c/o Secretary of Morgans Hotel Group Co., 475 Tenth Avenue, New York, NY 10018. The Secretary will forward all such correspondence to the independent director then presiding over the executive sessions of the independent directors. The applicable independent director will decide what action should be taken with respect to the communication, including whether such communication should be reported to the full Board.

Board Meetings and Director Attendance

Pursuant to our Corporate Governance Guidelines, (i) we are required to have at least four regularly scheduled Board meetings in each calendar year; and (ii) directors are expected to attend, in person or by telephone or video conference, all Board meetings and meetings of committees on which they serve. Our Board held 11 scheduled

Board meetings in 2008. All of our directors attended at least 75% of Board meetings (including ad hoc Board meetings) and applicable committee meetings on which they served during 2008, with the exception of former director Mr. Armstrong, who did not attend any meetings and resigned as a director on January 31, 2008. We held an annual meeting of stockholders during 2008, which three of our then eight directors attended. The company does not have a policy regarding director attendance at our annual meeting of stockholders.

Criteria for Board Membership

According to our Corporate Governance Guidelines, the Corporate Governance and Nominating Committee determines new nominees for the position of independent director who satisfy Nasdaq requirements and the following criteria:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the communities in which the company does business and in the company’s industry or other industries relevant to the company’s business;

•	ability and willingness to commit adequate time to Board and committee matters;

•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the company; and

•	diversity of viewpoints, background, experience and other demographics.

The Corporate Governance and Nominating Committee will seek to identify director candidates based on input provided by a number of sources, including (a) Corporate Governance and Nominating Committee members, (b) other members of the Board and (c) our stockholders. The Corporate Governance and Nominating Committee also has the authority to consult with or retain advisors or search firms to assist in identifying qualified director candidates. In 2008, the Corporate Governance and Nominating Committee engaged a third-party search firm, RSR Partners, to help identify additional qualified director candidates. Although the search firm assisted in the initial identification of qualified candidates, including Mr. Moore, the Corporate Governance and Nominating Committee and the Board performed its own evaluation and made its own determinations regarding the qualification of candidates to serve on the Board.

As part of the identification process, the Corporate Governance and Nominating Committee considers the number of expected director vacancies and whether existing directors have indicated a willingness to continue to serve as directors if re-nominated. Once a director candidate has been identified, the Corporate Governance and Nominating Committee will then evaluate this candidate in light of his or her qualifications and credentials, and any additional factors that it deems necessary or appropriate. Existing directors who are being considered for re-nomination will be re-evaluated as part of the Corporate Governance and Nominating Committee’s process of recommending director candidates. The Corporate Governance and Nominating Committee will consider all persons recommended by stockholders in the same manner as all other director candidates, provided that such recommendations are submitted in accordance with the procedures set forth in our bylaws and summarized below under “Board of Directors and Corporate Governance — Corporate Governance Information — Stockholder Recommendations of Director Nominees.”

After completing the identification and evaluation process described above, the Corporate Governance and Nominating Committee will recommend to the Board the nomination of a number of candidates equal to the number of director vacancies that will exist at the annual meeting of stockholders. The Board will then select the Board’s director nominees for stockholders to consider and vote upon at the stockholders’ meeting.

Stockholder Recommendations of Director Nominees

For nominations for election to the Board to be properly brought before an annual meeting by a stockholder, the stockholder must comply with the advance notice provisions and other requirements of Article I, Section 1.11 of our bylaws. These notice provisions require that nominations for directors must be received no more than 90 days and no less than 60 days before the date of the annual meeting; provided, however, that if the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) less than 70 days prior to the date of the meeting, such advance notice must be given not more than ten days after the date of the meeting is first announced or disclosed. The stockholder’s notice must set forth:

•	as to each person whom the stockholder proposes to nominate for election or reelection as a director (1) the name, age, business experience and background of such person, as set forth in our bylaws, (2) the class and number of shares of Morgans Hotel Group Co. that are beneficially owned or owned of record by such person, (3) such person’s written consent to being named in the proxy statement as a nominee and to serving as director if elected, and (4) all other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, as set forth in our bylaws; and

•	as to the stockholder giving the notice and each beneficial owner, if any, on whose behalf the nomination is made, (1) the name and address of such stockholder, as they appear on our share ledger and current name and address, if different, of such beneficial owner, and (2) the class and number of shares of Morgans Hotel Group Co. that are owned beneficially and of record by such stockholder and owned beneficially by such beneficial owner.

Code of Ethics and Code of Business Conduct

We have adopted a Code of Ethics, which is applicable to all of our directors, officers, including our principal executive officer, principal financial officer and principal accounting officer, and employees. This code is intended to:

•	promote honest and ethical conduct, including fair dealing and the ethical handling of conflicts of interest;

•	promote full, fair, accurate, timely and understandable disclosure;

•	promote compliance with applicable laws and governmental rules and regulations;

•	ensure the protection of the company’s legitimate business interests, including corporate opportunities, assets and confidential information; and

•	deter wrongdoing.

We have also adopted a Code of Business Conduct, which is applicable to all of our directors, officers and employees. This code covers areas of professional conduct, including honest and candid conduct, conflicts of interest, disclosure, compliance with all applicable laws, rules and regulations, corporate opportunities, confidentiality, fair dealing and the protection and proper use of company assets.

We have posted both our Code of Ethics and Code of Business Conduct to our website and intend to promptly post any waiver or amendment of our Code of Ethics that applies to our principal executive officer, principal financial officer or principal accounting officer to our website.

In addition to the Code of Ethics and Code of Business Conduct, our Audit Committee has in place a whistleblower reporting procedure that enables it to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters. The procedures in place permit our employees to confidentially and anonymously submit their concerns regarding questionable accounting or auditing matters directly to the Audit Committee. Upon receiving a concern or complaint pursuant to these procedures, the Audit Committee chair will:

•	either call a meeting of the Audit Committee or add the complaint to the agenda for discussion at the next regularly scheduled Audit Committee meeting, depending upon the apparent urgency of the matter;

•	review the complaint to determine whether the complaint raises a material concern;

•	investigate or have a designee investigate each concern or complaint; and

•	review the results of the investigation and communicate the findings and recommendations to the full Board.

Board Committees

The Board has a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee. All members of the committees described below are “independent” under Nasdaq rules as discussed under “Board of Directors and Corporate Governance — Corporate Governance Information — Director Independence.”

The table below provides membership information for each of the Board committees as of March 27, 2009:

Corporate
Governance
and
Name	Audit		Nominating		Compensation

Dr. Deepak Chopra			X
Robert Friedman			X	*	X	†
Jeffrey M. Gault	X		X		X
Thomas L. Harrison	X	*			X	†
Michael D. Malone	X		X
David Moore	X				X

*	Chairman

†	Co-Chairman

Audit Committee

Our Audit Committee currently consists of Messrs. Harrison (chairman), Gault, Malone, and Moore. The Audit Committee previously consisted of Messrs. Harrison (chairman), Friedman and Knetzger. On January 31, 2008, the Board of Directors reconstituted the Audit Committee to consist of Messrs. Harrison (chairman), Gault, Knetzger and Malone. On July 25, 2008, the Board of Directors again reconstituted the Audit Committee to reflect the current membership. Pursuant to its charter, the committee is responsible for, among other things, (i) overseeing management’s maintenance of the reliability and integrity of our financial reporting and disclosure practices, (ii) overseeing management’s establishment and maintenance of processes to assure that an adequate system of internal control is functioning, (iii) overseeing management’s establishment and maintenance of processes to assure our compliance with all applicable laws, regulations and corporate policy, (iv) reviewing our annual and quarterly financial statements prior to their filing or prior to the release of earnings, (v) reviewing the performance of the independent accountants, (vi) appointing, retaining or terminating the independent accountants, and (vii) pre-approving all audit, audit-related and other services, if any, to be provided by the independent accountants. The Board has designated Mr. Gault as our audit committee financial expert as that term is defined by the SEC and has determined that he is “independent” as that term is defined by Nasdaq. The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate. Our Audit Committee met six times in 2008.

Compensation Committee

Our Compensation Committee currently consists of Messrs. Friedman (co-chairman), Harrison (co-chairman), Gault and Moore. Until January 31, 2008, the Compensation Committee previously consisted of Messrs. Harrison (co-chairman), Friedman (co-chairman) and Knetzger. On January 31, 2008, the Board of Directors reconstituted the Compensation Committee to consist of Messrs. Friedman (co-chairman), Harrison (co-chairman) and Gault. On October 29, 2008, the Board of Directors again reconstituted the Compensation Committee to reflect the current membership.

Pursuant to its charter, our Compensation Committee is responsible for, among other things:

•	reviewing and approving the corporate goals and objectives relevant to the compensation paid to our CEO, evaluating the CEO’s performance in light of these goals and objectives and, either as a committee or with the other independent directors of the Board, determining the CEO’s compensation;

•	determining the compensation paid to the other executive officers of the company;

•	overseeing and administering our incentive compensation plans and programs;

•	reviewing and approving any severance or termination payments or benefits, as well as any perquisites or other personal benefits provided to the executive officers of the company;

•	overseeing and assisting the company in preparing the compensation discussion and analysis, or the CD&A, for inclusion in the company’s proxy statement and annual report on Form 10-K;

•	providing a description of the processes and procedures for the consideration and determination of executive and director compensation for inclusion in the company’s proxy statement;

•	reviewing and discussing the CD&A with company management and making a recommendation to the Board regarding whether to include the CD&A in the company’s proxy statement and annual report on Form 10-K; and

•	preparing a compensation committee report to be included in the company’s proxy statement and annual report on Form 10-K.

Pursuant to its charter, the Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee consisting of one or more members.

On May 30, 2007 the Board of Directors established a special one-member committee of the Board (the “Non-Executive Equity Award Committee”), initially comprised of our former chief executive officer and director, W. Edward Scheetz, and delegated to that committee limited authority to grant equity awards to non-executive officers and non-director employees pursuant to the Morgans Hotel Group Co. 2007 Omnibus Incentive Plan, as amended (the “Amended and Restated 2007 Plan”). Those grants may not exceed 540,000 shares of common stock in the aggregate (subject to downward adjustment for specific awards) or such other limit as the Compensation Committee may establish from time to time. Following Mr. Scheetz’s departure, the special one-member Non-Executive Equity Award Committee was reconstituted with Mr. Kleisner as its sole member. The special one-member Non-Executive Equity Award Committee’s authority does not in any way limit the Compensation Committee’s authority to administer the Amended and Restated 2007 Plan.

Mr. Kleisner, our President and Chief Executive Officer, makes recommendations to the Compensation Committee with respect to the compensation levels paid to the executive officers, other than himself, but the Compensation Committee makes all definitive determinations. In this respect, Mr. Kleisner works closely with the co-chairmen of the Compensation Committee, our outside compensation consultant, the human resources department, the finance and legal departments, as necessary, and the executives themselves. After review and consideration of each executive’s performance in 2008 and other criteria described in the Compensation Discussion and Analysis below, Mr. Kleisner recommended to the Compensation Committee each executive’s compensation level, with the Compensation Committee making the final determination. Mr. Kleisner also discussed his own compensation with the Compensation Committee, but the Compensation Committee, upon consultation with Towers Perrin, the outside compensation consultant retained by the Compensation Committee, made the final determination in executive session without Mr. Kleisner being present, as required by our Compensation Committee charter.

Under its charter, the Compensation Committee has authority to retain compensation consultants, outside counsel and other advisors that the Compensation Committee deems appropriate, in its sole discretion, to assist it in discharging its duties. The Compensation Committee has engaged Towers Perrin to act as its compensation consultant. The Compensation Committee has sole authority to terminate this engagement. During 2008, Towers Perrin’s primary role, as requested by the Compensation Committee, was to evaluate executive compensation levels and programs and provide recommendations regarding executive compensation strategy, the annual cash incentive program and the long-term equity incentive program. Our Compensation Committee met 12 times in 2008.

Corporate Governance and Nominating Committee

Our Corporate Governance and Nominating Committee currently consists of Messrs. Friedman (chairman), Chopra, Gault and Malone. The Corporate Governance and Nominating Committee previously consisted of Messrs. Knetzger (chairman), Friedman and Kleisner, until Mr. Kleisner stepped down from the Corporate Governance and Nominating Committee upon appointment as interim President and CEO. On January 31, 2008, the Board of Directors reconstituted the Corporate Governance and Nominating Committee to consist of Messrs. Friedman (chairman), Gault and Malone. On July 25, 2008, the Board of Directors again reconstituted the Corporate Governance and Nominating Committee to reflect the current membership. Pursuant to its charter, our Corporate Governance and Nominating Committee is responsible for, among other things, (i) seeking, considering and recommending to the Board qualified candidates for election as directors and to fill any vacancies on the Board, (ii) recommending a slate of nominees for election as directors at the annual meeting, (iii) preparing and submitting to the Board qualifications for the position of director and policies concerning the term of office of directors and the composition of the Board and (iv) considering and recommending to the Board other actions relating to our corporate governance. The committee also annually recommends to the Board nominees for each committee of the Board and facilitates the assessment of the Board’s performance as a whole and of the individual directors. Our Corporate Governance and Nominating Committee met four times in 2008.

AUDIT RELATED MATTERS

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

Our consolidated financial statements for the year ended December 31, 2008 have been audited by BDO Seidman, LLP, who served as our independent registered public accounting firm for the last fiscal year. The Audit Committee has appointed BDO Seidman, LLP to serve as our independent registered public accounting firm for the year ending December 31, 2009. We have been advised by BDO Seidman, LLP that representatives of BDO Seidman, LLP will be present at our 2009 annual meeting. These representatives will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. Nevertheless, our Board of Directors is submitting the appointment of BDO Seidman, LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment of BDO Seidman, LLP, the Audit Committee may reconsider the appointment and may retain BDO Seidman, LLP or another accounting firm without resubmitting the matter to stockholders. Even if the stockholders ratify the appointment, the Audit Committee may select another firm if it determines such selection to be in our and our stockholders’ best interest.

Vote Required

The ratification of the appointment of BDO Seidman, LLP requires the approval of a majority of the votes present at the meeting. Abstentions and broker non-votes will not count as votes cast for a proposal.

Our Recommendation

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF BDO SEIDMAN, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2009.

Disclosure of BDO Seidman, LLP Fees for the Years Ended December 31, 2008 and 2007

The following summarizes the fees billed by BDO Seidman, LLP for services rendered during, or in connection with, our 2008 and 2007 fiscal years, as applicable:

	2008	2007

Audit Fees(1)	$805,303	$1,083,639
Audit Related Fees(2)	30,000	40,000
Tax Fees	—	—
All Other Fees	—	—

Total	$835,303	$1,123,639

(1)	Audit Fees include fees for audit of our consolidated financial statements, review of registration statements and related issuances of comfort letters and consents, other services related to SEC matters, such as Sarbanes-Oxley Section 404 compliance.

(2)	Audit Related Fees include fees for audits of certain subsidiaries and the issuance of standalone financial statements resulting from such audits.

All services provided by BDO Seidman, LLP to us since we became a public company have been pre-approved by the Audit Committee, either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee, which concluded that the provision of such services by BDO Seidman, LLP was compatible with the maintenance of that firm’s independence from us.

Pre-Approval Policies and Procedures

The Audit Committee’s policy is to review and pre-approve either pursuant to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy or through a separate pre-approval by the Audit Committee, any engagement of our independent registered public accounting firm to provide any audit or permissible non-audit service to the company. Pursuant to the Audit and Non-Audit Services Pre-Approval Policy, which the Audit Committee will review and reassess periodically, a list of specific services within certain categories of services, including audit, audit-related, tax and other services, are specifically pre-approved for the upcoming or current fiscal year, subject to an aggregate maximum annual fee payable by us for each category of pre-approved services. Any service that is not included in the approved list of services must be separately pre-approved by the Audit Committee. Additionally, all audit and permissible non-audit services in excess of the pre-approved fee level, whether or not included on the pre-approved list of services, must be separately pre-approved by the Audit Committee. The Audit Committee has delegated authority to its chairman to specifically pre-approve engagements for the performance of audit and permissible non-audit services, for which the estimated cost for each specified type of service shall not exceed $100,000. The chairman must report all pre-approval decisions to the Audit Committee at its next scheduled meeting and provide a description of the terms of the engagement, including:

•	the type of services covered by the engagement;

•	the dates the engagement is scheduled to commence and terminate;

•	the estimated fees payable by us pursuant to the engagement;

•	other material terms of the engagement; and

•	such other information as the Audit Committee may request.

Report of the Audit Committee

The Audit Committee is currently comprised of Messrs. Harrison (Chairman), Gault, Malone and Moore. The members of the Audit Committee are appointed by and serve at the discretion of the Board.

One of the Audit Committee’s principal purposes is to assist the Board in overseeing the integrity of our financial statements. Our management team has the primary responsibility for our financial statements and the reporting process, including the system of internal control over financial reporting and disclosure controls and procedures. BDO Seidman, LLP, our independent registered public accounting firm, audits the annual financial statements prepared by management and expresses an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States, or GAAP. In carrying out its responsibilities, the Audit Committee has reviewed and has discussed our audited consolidated financial statements for fiscal year 2008 with our management and representatives of BDO Seidman, LLP. Management represented to the Audit Committee that our financial statements for the past fiscal year were prepared in accordance with GAAP.

The Audit Committee also is responsible for assisting the Board in overseeing the qualification, independence and performance of our independent registered public accounting firm. The Audit Committee discussed with BDO Seidman, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. The Audit Committee has received both the written disclosures and the letter from BDO Seidman, LLP required by the Public Company Accounting Oversight Board (United States) Rule 3526 and has discussed with BDO Seidman, LLP the independence of BDO Seidman, LLP from us. The Audit Committee also has considered whether the provision of any non-audit services, and any fees charged for such non-audit services, by BDO Seidman, LLP are compatible with maintaining the independence of BDO Seidman, LLP from us.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board that our audited consolidated financial statements for fiscal year 2008 be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Respectfully submitted,

The Audit Committee of the Board of Directors
Thomas L. Harrison (Chairman)
Jeffrey M. Gault
Michael D. Malone
David J. Moore

The Audit Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

EXECUTIVE OFFICER BIOGRAPHIES

The following is a biographical summary of one of our executive officers as of March 27, 2009. The biographical information for our other executive officers, Fred J. Kleisner, our President and CEO, and Marc Gordon, our Chief Investment Officer and Executive Vice President of Capital Markets, is set forth above under “Board of Directors and Corporate Governance — Director Biographies.” Executive officers are elected by and serve at the discretion of our Board.

Name	Age	Position

Richard Szymanski	51	Chief Financial Officer

Richard Szymanski has been our Chief Financial Officer since he joined the company in 2005. From 2003 to 2005, Mr. Szymanski was the Senior Vice President and Chief Financial Officer of Prime Hospitality LLC and its predecessor, Prime Hospitality Corp. From 1986 to 2003, Mr. Szymanski held a number of senior positions at Prime Hospitality Corp. and its predecessor, including Vice President of Finance and Vice President and Corporate Controller. Mr. Szymanski previously worked for Ernst and Young from 1979 to 1986 in several positions including audit manager. Mr. Szymanski received a Bachelor of Science degree in accounting from Rutgers University.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The compensation elements, amounts and target levels for our named executive officers, consisting of Fred J. Kleisner (President and Chief Executive Officer), Marc Gordon (Chief Investment Officer and Executive Vice President of Capital Markets) and Richard Szymanski (Chief Financial Officer), were primarily determined by the Compensation Committee and were generally based upon the same compensation philosophy and objectives described below. The following Compensation Discussion and Analysis describes and analyzes these compensation decisions.

Executive Compensation Philosophy and Objectives

Our fundamental executive compensation philosophy and objectives are as follows: the executive compensation program of Morgans Hotel Group Co. is designed to reward and incentivize executive contributions to increasing and maximizing stockholder value. Specifically, the primary tenets of our executive compensation philosophy, similar to other public companies in the hospitality and entertainment industry, are the following:

•	Provide competitive compensation to attract and retain qualified, high-performing executives. The Compensation Committee believes that the company must offer competitive total compensation, which includes base salary, annual cash incentives and long-term equity incentives, to recruit key executive talent when necessary, and to provide meaningful rewards to our named executive officers so that they remain with the company. The focus is also on retaining their services to manage the company, especially through the current global crisis, and ultimately continue to build on the operational success we have achieved since our initial public offering, or IPO. In addition, because our long-term strategy is to grow the company, we must continually ensure that our executive compensation program is competitive and attractive to qualified executives with the level of industry experience that we generally seek.

•	Provide rewards commensurate with performance by emphasizing variable, at-risk compensation that is dependent on both company and individual achievements and continued service. Generally, of the three main elements of our executive compensation program — base salary, annual cash incentives and long-term equity incentives — the only element that is “fixed” is base salary. Although select employment agreements provide for a minimum payout, each of the other two elements, nevertheless, are based on the achievement of performance targets or the continued service, typically over a three-year period, of the executive to the company. We believe such a focus directly rewards our senior executive team for creating, sustaining and, more importantly, increasing stockholder value.

•	Align the interests of executives and stockholders through equity-based compensation. As a further reinforcement of our overall philosophy to maximize stockholder value, we intend to make annual equity grants to our executives, including the named executive officers, in order to create symmetry between their interests and those of our stockholders.

With these tenets in mind, the company adhered, and intends to continue to adhere to, the following objectives when providing executive compensation recommendations to the Compensation Committee:

•	create and emphasize a pay-for-performance culture to drive the creation of stockholder value, not only for our named executive officers but for all employees generally;

•	pay competitively by evaluating market pay practices with respect to the elements of compensation provided, plan design and resulting pay levels; and

•	allow for judgment and discretion to adjust for individual performance and the role, responsibilities and achievements of the individual within the organization.

Setting of Executive Compensation

The material factors that affected named executive compensation decisions during 2008 and currently affect named executive compensation decisions during 2009 are discussed generally below. Additional details on how these factors affected individual compensation decisions are discussed under “Elements of Executive Compensation.”

Market Benchmarking.  In setting pay levels for the named executive officers in 2008, each named executive officer’s pay, including base salary, annual cash incentives and long-term equity incentives, was reviewed in relation to a comparison group of hospitality and entertainment companies that had, in the aggregate, greater annual sales and market capitalizations than the company. These companies reflect characteristics that are desirable for us to grow and ones that we are likely to compete with in the marketplace in terms of recruiting and retaining key executive talent. The compensation data for this peer group was based on public proxy filings and other information available to Towers Perrin, the Compensation Committee’s compensation consultant. In selecting a peer group of companies that met the characteristics of hospitality and entertainment as outlined by the Compensation Committee, we were assisted by Towers Perrin. This group of companies included the following 12 companies (the “2008 peer group”):

Boyd Gaming Corp.	Sonesta International Hotels Corp.
Harrah’s Entertainment Inc.	Starwood Hotels & Resorts Worldwide Inc.
Hilton Hotels Corp.	Trump Entertainment Resorts Inc.
IAC/InterActiveCorp	Warner Music Group Corp.
Lions Gate Entertainment Corp.	Wyndham Worldwide Corporation
Sirius Satellite Radio Inc.	Wynn Resorts Ltd.

In addition, the 2008 peer group data were supplemented by compensation data provided by Towers Perrin for global leisure and entertainment companies with annual revenues and other data regressed or adjusted to be comparable to that of the company. The Compensation Committee desired to review the supplemental compensation data, in addition to the 2008 peer group information, as we believe we not only compete for executives (including retaining our executives) with hospitality and entertainment companies, but leisure and other entertainment companies generally.

The 2008 peer group and supplemental compensation data provided the Compensation Committee with a context in which to determine whether any adjustments to named executive officer’s pay should be made. In early 2008, the Compensation Committee targeted total compensation at the 40th percentile for our named executive officers. If the company’s performance exceeds expectations, total compensation should be above the 40th percentile and when the company’s performance is below expectations, total compensation should be below the 40th percentile. The Compensation Committee used the supplemental compensation data to validate the compensation levels and practices of the 2008 peer group and to provide a broader context for pay levels in the industry. Actual total compensation for 2008, however, for both our President and Chief Executive Officer and our Chief Financial Officer was below the 15th percentile and for our Chief Investment Officer and Executive Vice President of Capital Markets was approximately at the 25th percentile. In light of the difficult economic times and the company’s performance, the Compensation Committee felt, and the named executive officers agreed, that it was in the best interest of the company and its stockholders to pay total compensation at lower levels than originally targeted for 2008.

In setting pay levels for the named executive officers in 2009 thus far, the Compensation Committee considered compensation data, as provided by Towers Perrin, for the same group of companies that were included in the 2008 peer group (the “2009 peer group”). These companies in the 2009 peer group continue to have, in the aggregate, greater annual sales and market capitalizations than the company, but reflect characteristics that are desirable for us to grow and ones that we are likely to compete with in the marketplace in terms of recruiting and retaining key executive talent. Again, the Compensation Committee considered supplemental data provided by Towers Perrin for global leisure and entertainment companies with annual revenues and other data regressed or adjusted to be comparable to that of the company. The Compensation Committee desired to review the supplemental compensation data, in addition to the 2009 peer group information, as we believe we not only compete for executives (including retaining our executives) with hospitality and entertainment companies, but leisure and other entertainment companies generally. The 2009 peer group and supplemental compensation data provide the Compensation Committee with a context in which to determine whether any adjustments to named executive officers’ pay should be made. For 2009, the Compensation Committee is currently targeting total compensation at the 40th percentile for our named executive officers. If the company’s performance exceeds expectations, total compensation should be above the 40th percentile and when the company’s performance is below expectations, total compensation should be below the 40th percentile. The Compensation Committee uses the supplemental compensation data to validate the compensation levels and practices of the 2009 peer group and to provide a broader context for pay levels in the industry.

The Compensation Committee reviews the peer group periodically, in consultation with Towers Perrin, to ensure it adequately reflects the actual and aspirational characteristics and complexities of the company as well as the competitive marketplace for executive talent.

Employment Agreements.  As discussed above, one of our objectives in setting executive compensation is to attract and retain qualified, high-performing executives. A key tool in achieving this objective is through an employment agreement, which is highly negotiated, specific to each executive and reflects the terms that we are able to negotiate to attract and retain that particular executive. For example, Mr. Gordon was an executive of NCIC, an entity that indirectly owned a majority of our former parent company, Morgans Hotel Group LLC, now known as Residual Hotel Interest LLC (the “Former Parent”), from which our company was formed at the time of the IPO. Mr. Gordon was instrumental in the development of the company prior to such time and we actively sought to retain his services. The employment agreement that we entered into with Mr. Gordon at the time of the IPO, which provided for a minimum base salary and certain parameters with respect to the amount of annual cash incentives and long-term equity incentives, was a reflection of our desire to attract Mr. Gordon to the company and the outcome of negotiations. We entered into a new employment agreement with Mr. Gordon on April 11, 2008 in order to retain his services as Chief Investment Officer and Executive Vice President of Capital Markets. Mr. Kleisner provided his recommendations regarding Mr. Gordon’s employment agreement to the Compensation Committee, with the Compensation Committee making the final decision. The terms of the new employment agreement, which also provides for a minimum base salary and certain parameters with respect to the amount of annual cash incentives and long-term equity incentives, reflect the outcome of lengthy negotiations.

Similarly, Mr. Szymanski was also instrumental and valuable to the company during the pre-IPO period, and we desired to keep his assistance to continue the strategic growth and direction of the company. On November 27, 2007, we entered into an employment agreement with Mr. Szymanski, effective as of October 1, 2007, to retain his services and provide a compensation package commensurate with his role as our Chief Financial Officer. Mr. Kleisner provided his recommendation regarding Mr. Szymanski’s employment agreement to the Compensation Committee, with the Compensation Committee making the final decision. The company took other steps at this time to encourage the retention of certain employees and management stability, following our previous CEO’s separation from the company, by making a one-time equity grant, including to Mr. Szymanski.

On November 27, 2007, we entered into an employment agreement with Mr. Kleisner, effective as of September 20, 2007, to provide a compensation package to reflect his appointment as interim President and CEO. On December 10, 2007 we entered into a new employment agreement with Mr. Kleisner to provide a compensation package commensurate with his appointment as our new President and CEO. The compensation packages for Mr. Kleisner, which provided and provides for a minimum base salary and certain parameters with respect to the amount of annual cash incentives and long-term equity incentives, were designed and negotiated to recruit Mr. Kleisner, who had extensive and valuable experience in the hotel industry and with the company as a member of our Board of Directors, as our interim, and ultimately as our new, President and Chief Executive Officer, upon our previous CEO’s separation from the company.

Pre-Established Performance Criteria.  Our annual cash incentive plan is based on pre-established performance criteria. These criteria include company and individual-specific performance measures that are established in the early part of the year, after reviewing compensation data provided by Towers Perrin and internal goals. Decisions regarding payouts under these annual cash incentive plans are made in the first quarter (or shortly thereafter) of the following year. The Compensation Committee typically maintains the ability to exercise negative discretion with respect to any payouts. In early 2008, the Compensation Committee established certain company and individual-specific performance measures for each of our named executive officers for 2008. In establishing these measures, the Compensation Committee considered compensation data provided by Towers Perrin and considered the recommendations of Mr. Kleisner regarding 2008 company performance measures and 2008 individual performance measures and compensation amounts for each of Messrs. Gordon and Szymanski. Mr. Kleisner also discussed his own individual performance measures and compensation amounts with the Compensation Committee, but the Compensation Committee, upon consultation with Towers Perrin, made the final determination in an executive session without Mr. Kleisner being present, as required by our Compensation Committee Charter. See “Elements of Executive Compensation — Annual Cash Incentives — 2008 Annual Cash Incentive Plan” for additional details.

Subjective Judgment and Discretion.  Although the annual cash incentive plan is based on pre-established performance criteria, the Compensation Committee generally has the right to exercise negative discretion with respect to actual payouts under the plan. In addition, the evaluation of individual performance against individual-specific performance measures may involve a degree of subjective judgment. Mr. Kleisner provides his evaluation of individual performance by the named executive officers, with the Compensation Committee making the final determination. In April 2009, in light of the difficult economic conditions and its impact on the company’s performance, the Compensation Committee exercised its negative discretion with respect to 2008 annual cash incentive payouts for Messrs. Kleisner and Szymanski, as further described in “Elements of Executive Compensation — Annual Cash Incentives — 2008 Annual Cash Incentive Plan.”

Elements of Executive Compensation

Base salary.  Base salaries are the sole fixed component of compensation paid to the named executive officers and are paid for retention purposes and for performing the daily duties of their jobs.

On March 10, 2008, the Compensation Committee approved cost of living adjustments of 4% effective as of January 1, 2008 for each of our named officers, resulting in the following base salaries, which remain unchanged:

2009 Current
Base Salary
Name	($)

Mr. Kleisner	936,000
Mr. Gordon	709,800
Mr. Szymanski	468,000

Annual Cash Incentives.  Annual cash incentives are a performance-based component of executive compensation that are designed to motivate and reward the achievement of annual financial results relative to company targeted or budgeted levels and individual goals. We believe that annual cash incentives further our objectives of creating a culture of paying-for-performance. Annual cash incentives are generally paid in the first quarter of the year following the performance period.

The employment agreements of the named executive officers, as negotiated and entered into by the executive and the company, establish certain parameters for the annual cash incentive opportunity based on competitive practice, market pay levels and incentive performance. Mr. Kleisner is entitled to receive an annual cash incentive with a target equal to 75% of his base salary, with no maximum specified in the employment agreement, and 75% of the total annual cash incentive is to be based on objective performance metrics and 25% of the total annual cash incentive is to be based on Mr. Kleisner’s subjective performance, as determined by the Compensation Committee. Mr. Gordon is entitled to receive an annual cash incentive with a target equal to 100% of his base salary, with a maximum incentive potential of 200% of base salary. Mr. Szymanski is entitled to receive an annual cash incentive that is commensurate with the bonuses paid to other similarly situated employees of the company, provided that the exact amount of Mr. Szymanski’s incentive is determined in the company’s sole discretion. These parameters were established and approved by the Compensation Committee as part of each named executive officer’s employment agreement, which was the result of negotiations. The specific parameters and terms of the annual cash incentive opportunity are established by the Compensation Committee each year considering, in part, these employment agreements.

2008 Annual Cash Incentive Plan

On March 28, 2008, the Compensation Committee established the 2008 performance objectives and incentive payout potential for the named executive officers for purposes of the annual cash incentive plan. The performance objectives for the 2008 annual cash incentive plan were based on (i) the company’s adjusted earnings before interest, taxes, depreciation and amortization, as calculated by the company (“Adjusted EBITDA”), on a pro forma basis to assume a 33.33% ownership interest by the company in the Hard Rock joint venture, (ii) hotel room growth, and (iii) individual performance, based on pre-established goals.

Specifically, for our named executive officers, the 2008 annual cash incentive payment was weighted 52.5% on the corporate Adjusted EBITDA measure, on a pro forma basis to assume a 33.33% ownership interest by the company in the Hard Rock joint venture, 22.5% on room growth, and 25.0% on individual named executive officer performance. The possible threshold, target, superior and outperformance annual cash incentive payouts payable to the named executive officers for 2008 were as follows:

Name	Threshold ($)	Target ($)	Superior ($)	Outperformance ($)

Mr. Kleisner	468,000	702,000	1,404,000	1,872,000
Mr. Gordon	354,900	709,800	1,064,700	1,419,600
Mr. Szymanski	234,000	374,400	468,000	585,000

In March 2009, the Compensation Committee determined that for 2008, corporate Adjusted EBITDA achievement, on a pro forma basis to assume a 33.33% ownership interest by the company in the Hard Rock joint venture, was below the threshold level, rooms growth achievement was at the outperformance level and the individual component was at the target level for each named executive officer. Based solely upon these quantitative calculations, annual cash incentive payments would have been $596,700 for Mr. Kleisner, $496,860 for Mr. Gordon, and $225,225 for Mr. Szymanski. However, due to significant deterioration in the company’s financial and stock market performance as a result of the global economic crisis, the Compensation Committee determined to exercise negative discretion with respect to the 2008 cash incentives and, in some cases, negotiate alternative compensation arrangements. Senior management concurred with the Compensation Committee that the following decisions with respect to 2008 cash incentives were in the best interests of the company and its stockholders:

•	Mr. Kleisner — In light of the difficult economic times and the company’s performance, Mr. Kleisner volunteered to forego payment of his 2008 cash incentives. The Compensation Committee agreed with and accepted Mr. Kleisner’s proposal and took such decision into consideration in determining his 2009 annual equity grant, as described under “Long-Term Equity Compensation — 2009 Equity Awards.”

•	Mr. Gordon — In determining Mr. Gordon’s 2008 cash incentives, the Compensation Committee took into consideration Mr. Gordon’s employment agreement, which includes certain obligations by the company with respect to annual cash incentives and annual equity awards, the risk of triggering certain remedies in the employment agreement in the event of breach, and the relatively limited amount of equity award capacity remaining under the Amended and Restated 2007 Plan. The Compensation Committee also took into consideration the difficult economic times, the company’s performance and depressed stock price, and the value to stockholders of having management own shares of the company’s stock. In consideration of these various factors and following negotiations with Mr. Gordon, the Compensation Committee awarded a cash incentive payment of $750,000. Mr. Gordon has indicated that he may use a portion of the net after-tax amount of the 2008 cash incentive payment to purchase shares of the company’s common stock from time to time, taking into account market conditions and other considerations, including personal circumstances. To date, Mr. Gordon has already purchased 13,500 shares of the company’s common stock since the beginning of 2009. Mr. Gordon also paid in cash the estimated income taxes associated with vestings of his RSUs, rather than netting against common shares issued upon vesting of RSUs.

•	Mr. Szymanski — On April 9, 2009, the Compensation Committee determined, and Mr. Szymanski agreed, that in lieu of a cash payment, Mr. Szymanski would be awarded equity in the form of LTIP units (as defined below). On April 9, 2009, in lieu of a cash incentive payment, the Compensation Committee awarded Mr. Szymanski 10,334 LTIP units, vesting ratably in three annual installments beginning on the first anniversary of the grant date, with accelerated vesting in the event of termination of employment without

“cause” or for “good reason,” as described in “Potential Payments upon Termination or Change in Control — Defined Terms.” The grant date fair value of these LTIP units was $39,373, which is significantly below the amount of the cash award Mr. Szymanski would have been entitled to, as described above, absent the Compensation Committee’s exercise of negative discretion.

2009 Annual Cash Incentive Plan

On March 30, 2009, the Compensation Committee established the 2009 performance objectives and incentive payout potential for the named executive officers for purposes of the annual cash incentive plan. The performance objectives for the 2009 annual cash incentive plan were based on (i) corporate Adjusted EBITDA, on a pro forma basis to assume a 20% ownership interest by the company in the Hard Rock joint venture and conditioned on the absence of any covenant default on the company’s corporate-level debt, (ii) weighted revenue per available room (“RevPAR”) performance of the company’s hotels (other than the Hard Rock and Mondrian South Beach) in 2009 versus equivalent RevPAR performance of their respective competitive sets based on Smith Travel Research reports, (iii) liquidity and debt restructuring progress, including Board-approved loan extensions, new financings, sales or transfers of assets or interests in assets, and debt restructurings, amendments, and waivers at the consolidated and joint venture levels, and (iv) individual performance, based on pre-established goals.

Specifically, for our named executive officers, the 2009 annual cash incentive payment was weighted 40% on the corporate Adjusted EBITDA measure, 20% on the relative RevPAR performance measure, 30% on the liquidity and debt restructuring measure, and 10% on individual named executive officer performance. The possible threshold, target, superior and outperformance annual cash incentive payouts payable to the named executive officers for 2009 are as follows:

Name	Threshold ($)	Target ($)	Superior ($)	Outperformance ($)

Mr. Kleisner	468,000	702,000	1,404,000	1,872,000
Mr. Gordon	354,900	709,800	1,064,700	1,419,600
Mr. Szymanski	234,000	374,400	468,000	585,000

The company determined that, for 2009, achievement of the target level of performance for the Adjusted EBITDA and room rate growth performance metrics would require considerable effort in light of the current global economic crisis.

Long-Term Equity Compensation.  Long-term equity incentives are a variable, performance-based component of compensation that are designed to motivate and reward the achievement of stock price appreciation and to support our retention objectives. Such awards also further our executive compensation objective of aligning the interests of our named executive officers with those of our stockholders. Our Amended and Restated 2007 Plan provides for the issuance of stock-based incentive awards, including incentive stock options, non-qualified stock options, stock appreciation rights, shares of common stock of the company, including restricted stock units (“RSUs”) and other equity-based awards, including membership units in Morgans Group LLC which are structured as profits interests (“LTIP units”) that are redeemable for shares of our common stock, or any combination of the foregoing. Equity awards typically vest over a three-year period, although our Amended and Restated 2007 Plan allows us to provide for different vesting periods. Although we do not have a formal common stock ownership policy, we encourage executive officers, including the named executive officers, to own and hold company common stock to ensure sustained alignment of their interests with those of stockholders.

In addition, our employment agreements with certain of our named executive officers provide guidelines regarding the grant of annual equity awards. Pursuant to our employment agreement with Mr. Kleisner, he is eligible for an annual equity grant with a maximum value on the grant date of up to $2,425,000. The exact amount of the grant is to be determined by the Compensation Committee in its sole discretion, with 75% of the total annual grant value to be based on objective performance metrics and 25% of the total annual grant value to be based on Mr. Kleisner’s subjective performance, as determined by the Compensation Committee.

Pursuant to our employment agreement with Mr. Gordon, the company may grant each year, commencing with calendar year 2008, equity awards, with a target value of $1.9 million and on terms and conditions specified by the Compensation Committee in its sole discretion, which terms and conditions may be no less favorable than the terms and conditions of equity awards granted to other senior executives of the company. If the company fails to grant annual equity awards at the target level for calendar years 2008, 2009 and 2010, such failure may be deemed to be a termination of employment which shall entitle the employee to receive certain additional benefits discussed below under “Compensation of Directors and Executive Officers — Marc Gordon Amended and Restated Employment Agreement.”

The Compensation Committee’s current policy is to grant equity awards to executives and other eligible employees annually, typically at pre-established meetings during the first half of the year. For non-executive officers, the company’s executive officers submit proposed stock option and other equity awards to the Compensation Committee or the Non-Executive Equity Award Committee for approval. Equity awards are approved by the Compensation Committee or the Non-Executive Equity Award Committee and are not timed to precede the release of material non-public information. The grant date of equity awards is the date of Compensation Committee or the Non-Executive Equity Award Committee approval, and the typical exercise price for grants of stock options is the closing market price of our common stock on the date of grant. Exceptions to this general principle result from grants to new hires or in connection with a promotion or other special circumstances. In such instances, the date of grant would typically be the start date or the effective date of the promotion or other special circumstances.

Pursuant to company policy, Morgans Hotel Group Co. prohibits executive officers and directors from purchasing or selling options to sell or buy company common stock (“puts” and “calls”) or engaging in short sales with respect to company common stock.

2008 Equity Awards

On April 3, 2008, the Compensation Committee made its annual grant of equity awards to the named executive officers. These awards consisted of a combination of LTIP units, RSUs and stock options that vest ratably in three annual installments beginning on the first anniversary of the grant date. Upon vesting of 1/3 of the RSUs on April 3, 2009, each of the named executive officers elected to make the related tax payment in cash, rather than through a withholding of a portion of the shares of common stock issuable upon vesting of the RSUs. The annual award values were based on the 2008 peer group market data, level of responsibility and individual performance. All named executive officer’s annual equity award for 2008 targeted the 40th percentile of the peer group.

In addition, in connection with his new employment agreement, Mr. Gordon received a one-time grant of 294,018 LTIP units on April 3, 2008, which included a “catch-up” award of 38,911 LTIP units in lieu of a proportionally equivalent retention award that had been made to other senior executives in November 2007, and also received an additional 38,175 LTIP units on May 20, 2008 after the company’s stockholders approved the Amended and Restated 2007 Plan at the 2008 annual meeting of stockholders. Mr. Gordon’s awards reflected additional responsibilities that Mr. Gordon assumed, a sign-on award for his new employment contract, as well as cash compensation that he may have been entitled to receive as a result of a restructuring of the executive team of the company in 2007. All equity awards made to Mr. Gordon on April 3, 2008 would have been forfeited if a new employment agreement had not been entered into with Mr. Gordon. We entered into a new employment agreement with Mr. Gordon on April 11, 2008.

The following table summarizes the long-term incentive awards granted to each named executive officer in 2008:

	LTIP Units	Restricted Stock	Stock Options
Name	(#)	Units (#)	(#)

Mr. Kleisner	52,421	52,421	123,222
Mr. Gordon	332,193	41,072	96,545
Mr. Szymanski	23,779	23,779	55,894

2009 Equity Awards

As described above, long-term incentive compensation is designed to motivate and reward the achievement of stock price appreciation and to support our retention objectives. The Compensation Committee determined that these objectives continued to be relevant, and perhaps even more so in light of the current global economic crisis and the company’s depressed stock price, and determined to grant long-term equity awards to our named executive officers for 2009. The Compensation Committee determined, however, that it was appropriate to make equity grants with a value that is significantly below that of previous years. In addition, the Compensation Committee took into consideration other compensation decisions made with respect to the named executive officers in determining the size of equity grants. On April 9, 2009, the Compensation Committee awarded Mr. Kleisner 237,979 LTIP units, subject to forfeiture if Mr. Kleisner does not enter into an amendment of his employment agreement by April 30, 2009 to eliminate any right to an equity award in 2011 based on 2010 performance in the event his employment agreement is not renewed or extended beyond 2010. The grant date fair value of these LTIP units was $906,700. Also on April 9, 2009, Mr. Gordon was awarded 200,000 LTIP units, which Mr. Gordon agreed shall be deemed to comply with the requirement under his employment agreement to grant annual equity worth at least $1.9 million. The grant date fair value of these LTIP units was $762,000. The Compensation Committee has not yet finalized its annual equity grant decision for Mr. Szymanski, although as with our other named executive officers, the grant date fair value is expected to be significantly below that of equity grants made in previous years.

Perquisites.  During 2008, we provided a limited number of benefits to one of our named executive officers which were not otherwise generally available to our employees. Specifically, we provided a company-leased vehicle for use by Mr. Kleisner, pursuant to his employment agreement. We believe that these benefits served our business purposes in that they ensured Mr. Kleisner’s availability and maximized his ability to focus on company business. The lease expires in 2009, and the Compensation Committee determined to discontinue this benefit at the time of such lease expiration. For additional details on the amounts associated with these benefits, see the Summary Compensation Table below.

Severance and Change in Control Arrangements

Our severance benefits are designed to provide a bridge to future employment in the event an executive’s job is eliminated or employment is terminated. In addition, certain severance benefits provided to Mr. Kleisner were specifically negotiated with Mr. Kleisner as part of our recruitment and retention of his services as our new President and CEO in December 2007. Severance and termination benefits were based on competitive practice and level of responsibility.

The employment agreements of Messrs. Kleisner, Gordon and Szymanski provide for certain payments as well as accelerated equity vesting in certain circumstances if the executive’s employment is terminated without cause or for good reason, or, in the case of Messrs. Kleisner and Gordon, if we fail to renew their employment agreements. In addition, our equity plans provide for acceleration of outstanding, unvested awards in certain circumstances. These payments and terms are discussed below under “Potential Payments upon Termination or Change in Control.”

Tax Provisions Affecting Compensation Decisions

Section 162(m) of the Internal Revenue Code generally limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. While we consider the impact of this and other tax rules when developing and implementing our executive compensation programs, we also believe that it is important to preserve flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m) or any other tax rule.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on such review and discussion, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and the Board of Directors has approved that recommendation.

Respectfully submitted,

The Compensation Committee of the Board of Directors

Robert Friedman (Co-Chairman)
Thomas L. Harrison (Co-Chairman)
Jeffrey M. Gault
David J. Moore

The Compensation Committee report above does not constitute “soliciting material” and will not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, notwithstanding anything to the contrary set forth in those filings.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

The following tables contain certain compensation information for our Chief Executive Officer, Chief Financial Officer and our other most highly compensated executive officer, each of whom was serving as an executive officer on December 31, 2008 (our “named executive officers”).

Summary Compensation Table
(for 2008, 2007 and 2006)

							Non-Equity
					Stock	Option	Incentive Plan		All Other
		Salary	Bonus		Awards	Awards	Compensation		Compensation	Total
Name and Principal Position	Year	($)	($)		($)(2)	($)(3)	($)		($)	($)

Fred J. Kleisner(1)	2008	936,000	—		718,368	627,532	—	(4)	52,989 (5)	2,334,889
President and Chief Executive Officer	2007	216,000	—		19,684	26,021	365,169	(6)	199,502	826,376
Richard Szymanski	2008	468,000	—		768,284	260,058	—	(4)	—	1,496,342
Chief Financial Officer	2007	382,959	—		400,482	82,364	479,813	(6)	—	1,345,618
	2006	350,000	200,000	(7)	146,575	61,562	—		—	758,137
Marc Gordon	2008	709,800	750,000	(4)	3,305,303	593,563	—	(4)	—	5,358,666
Chief Investment Officer and	2007	673,469	—		1,702,622	442,823	1,096,266	(6)	—	3,915,180
Executive Vice President of	2006	650,000	650,000	(7)	1,099,315	369,370	—		—	2,768,685
Capital Markets

(1)	In light of the difficult economic times and the company’s performance in 2008, Mr. Kleisner volunteered in December 2008 to forego payment of any cash incentives payable to him for 2008. The Compensation Committee agreed with his proposal, and as a result, Mr. Kleisner did not receive any cash incentives for 2008. Mr. Kleisner was appointed interim President and CEO of the company as of September 20, 2007, and President and CEO of the company as of December 10, 2007. Upon his appointment as interim President and CEO, Mr. Kleisner resigned from all committees of the Board and ceased to receive any compensation for his service on our Board of Directors. Amounts shown for 2008 and 2007 do not reflect any expense recognized for compensation received by Mr. Kleisner for his service on our Board of Directors prior to such appointment.

(2)	Amounts shown in this column are based on the accounting expense recognized by the company, in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“FAS 123R”), disregarding any estimate of forfeitures based on service-based vesting conditions, related to stock awards in the form of LTIP units and RSUs made in the respective years and in prior years to the extent that the compensation cost of the awards granted in prior years was recognized in our consolidated financial statements contained in our Form 10-K for the respective year. The LTIP units and RSUs are convertible into shares of the company’s common stock. The assumptions used to calculate the accounting expense recognized in fiscal year 2008 and fiscal year 2007 for these stock awards are set forth in footnote 10 to the company’s audited financial statements contained in each of its Forms 10-K for the years ended December 31, 2008, 2007, and 2006.

(3)	Amounts shown in this column are based on the accounting expense recognized by the company, in accordance with FAS 123R, disregarding any estimate of forfeitures based on service-based vesting conditions, related to stock option awards made in the respective years and in prior years to the extent that the compensation cost of the awards granted in prior years was recognized in our consolidated financial statements contained in our Form 10-K for the respective year. The assumptions used to calculate the accounting expense recognized in fiscal year 2008 and fiscal year 2007 for these stock awards are set forth in footnote 10 to the company’s audited financial statements contained in each of its Forms 10-K for the years ended December 31, 2008, 2007, and 2006.

(4)	Mr. Kleisner did not receive any cash incentives for 2008. With respect to Mr. Szymanski, the Compensation Committee made an equity grant of 10,334 LTIP units on April 9, 2009, having a grant date fair value of $39,373, in lieu of any cash incentives payable to him for 2008. Mr. Gordon was paid a discretionary cash bonus of $750,000 with respect to his performance in 2008, in light of certain obligations of the company under his employment agreement. See “Compensation Discussion and Analysis — Elements of Executive Compensation — Annual Cash Incentives — 2008 Annual Cash Incentive Plan” above. See also “— Mr. Gordon Amended and Restated Employment Agreement” in “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table.”

(5)	Amounts in 2008 represent the cost to the company of a company-leased automobile for Mr. Kleisner, including insurance and maintenance.

(6)	Amounts in 2007 represent cash incentives that were based on pre-established performance targets communicated to the named executive officers at the beginning of 2007. The amount for Mr. Kleisner reflects a prorated cash incentive for the portion of the year he was serving as the company’s CEO, beginning September 20, 2007.

(7)	Amounts shown for 2006 represent discretionary bonus payments made to each applicable named executive officer in 2006.

2008 Grants of Plan-Based Awards

							All Other
					All Other		Option		Full
					Stock		Awards:	Exercise or	Grant Date
		Estimated Possible			Awards:		Number of	Base	Fair Value
		Payouts Under Non-Equity			Number of		Securities of	Price of	of Stock
		Incentive Plan Awards(1)			Shares of		Underlying	Option	and Option
	Grant	Threshold	Target	Maximum	Stock		Options	Awards	Awards
Name	Date	($)	($)	($)	(#)(2)		(#)(5)	($/sh)	($)(6)

Fred J. Kleisner		468,000	702,000	1,872,000
	4/3/08						123,222	15.42	808,336
	4/3/08				52,421	(3)			808,332
	4/3/08				52,421	(4)			808,332
Richard Szymanski		234,000	374,400	585,000
	4/3/08						55,894	15.42	366,665
	4/3/08				23,779	(3)			366,672
	4/3/08				23,779	(4)			366,672
Marc Gordon		354,900	709,800	1,419,600
	4/3/08						96,545	15.42	633,335
	4/3/08				41,072	(3)			633,330
	4/3/08				294,018	(4)			4,533,758
	5/20/08				38,175	(4)			526,815

(1)	Represents the threshold, target and maximum amounts that could be earned by each named executive officer pursuant to our 2008 annual cash incentive plan. See “Compensation Discussion and Analysis — Elements of Executive Compensation — Annual Cash Incentives” above for a discussion of the annual cash incentive plan, and the Summary Compensation Table above for the actual amounts paid to the named executive officers for 2008 performance under the plan.

(2)	Amounts represent grants of LTIP units or RSUs. LTIP units, vested or unvested, are entitled to receive the same quarterly per unit distributions as other membership units in Morgans Group LLC, our operating company, which equal per share dividends on our common stock. We are prohibited, however, from declaring dividends pursuant to various debt covenants.

(3)	RSUs vest ratably in three annual installments beginning on the first anniversary of the grant date.

(4)	LTIP units vest ratably in three annual installments beginning on the first anniversary of the grant date.

(5)	Stock options vest ratably in three annual installments beginning on the first anniversary of the grant date.

(6)	The full grant date fair value was computed in accordance with FAS 123R.

Supplement to the Summary Compensation Table

The following table is a supplement to the Summary Compensation Table above. In lieu of the FAS 123R expense for stock awards and option awards, as described in footnotes 2 and 3 of the Summary Compensation Table above, the following table provides the market value, based on a closing price of $3.81 per share as of April 9, 2009, of the RSUs and LTIPs that were included in the calculation of the FAS 123R expense amounts in the Summary Compensation Table above. In other words, the closing price of $3.81 per share as of April 9, 2009 was substituted for the grant date value used to calculate the expense under FAS 123R. The exercise prices of all of the options granted to our named executive officers during the past three years were in excess of $3.81 per share as of April 9, 2009, and therefore are reflected with a $0 value in the table below. In the company’s view, the table below provides stockholders with an appropriate understanding of the current value attributable to stock awards and option awards made to our named executive officers during the past three years, particularly since none of our named executive officers has sold any of these equity awards other than equity withheld in connection with RSU vestings. The following table is supplemental and is not provided in response to and is not compliant with Rule 402(c) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

Supplement to the Summary Compensation Table
(for 2008, 2007 and 2006)

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

Fred J. Kleisner	2008	936,000	—	169,000	—	—	52,989	1,157,989
President and Chief Executive Officer	2007	216,000	—	3,616	—	365,169	199,502	784,287
Richard Szymanski	2008	468,000	—	152,080	—	—	—	620,080
Chief Financial Officer	2007	382,959	—	71,872	—	479,813	—	934,644
	2006	350,000	200,000	27,843	—	—	—	577,843
Marc Gordon	2008	709,800	750,000	698,011	—	—	—	2,157,811
Chief Investment Officer and	2007	673,469	—	315,087	—	1,096,266	—	2,084,822
Executive Vice President of Capital Markets	2006	650,000	650,000	208,849	—	—	—	1,508,849

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

We have employment agreements with Messrs. Kleisner, Gordon and Szymanski.

Fred J. Kleisner Employment Agreement

Mr. Kleisner’s employment agreement provides for him to serve as our President and CEO on the following terms:

•	an initial contract term through December 10, 2010, unless either party terminates in accordance with the applicable termination provision;

•	an annual base salary of at least $900,000, subject to annual review for increase;

•	eligibility for an annual cash incentive with a target payout of 75% of annual base salary and an annual equity award with a maximum value on the grant date of up to $2,425,000, both of which shall be determined by the Compensation Committee based 75% upon objective performance metrics and 25% upon Mr. Kleisner’s subjective performance as determined by the Compensation Committee;

•	one-time grants of options to purchase the company’s common stock and LTIP units, which were made in December 2007 and are discussed in footnotes 2 and 7 to the Outstanding Equity Awards at Fiscal Year-End table; and

•	medical and other group welfare plan coverage and fringe benefits provided to our employees generally.

In addition, Mr. Kleisner’s employment agreement provides for certain payments to be made upon his termination. See “Potential Payments Upon Termination or Change in Control” below for these terms and amounts.

Marc Gordon Amended and Restated Employment Agreement

Mr. Gordon’s employment agreement provides for him to serve as our Chief Investment Officer and Executive Vice President of Capital Markets on the following terms:

•	an initial contract term through April 1, 2011, and on each anniversary thereafter, the contract term shall be automatically extended for one-year terms unless either the company or the employee gives a notice of non-renewal in accordance with the relevant provision of the employment agreement;

•	an annual base salary of at least $709,800, subject to annual review for increase;

•	eligibility for an annual cash incentive based on the satisfaction of performance goals as established by the Compensation Committee, with a target of 100% of annual base salary and a maximum level of 200% of annual base salary. To the extent that the annual cash incentive exceeds 100% of base salary, the Compensation Committee has the discretion to pay such excess in the form of fully vested equity compensation;

•	a guaranteed minimum annual cash incentive for 2008 and 2009 which is equal to at least 100% of annual base salary, provided, however, that should the company fail to pay annual cash incentives at the target levels for calendar years 2008, 2009 and 2010, such failure may be deemed, upon notice to Mr. Gordon, to be a termination of employment which shall entitle the employee to receive certain additional benefits discussed below under “— Potential Payments upon Termination or Change in Control — Mr. Gordon”;

•	one-time grants of RSUs and LTIP units, which were made in April and May 2008 and are discussed in footnotes 13, 14 and 15 to the Outstanding Equity Awards at Fiscal Year-End table; and

•	commencing with calendar year 2008, equity awards under the Amended and Restated 2007 Plan, as may be amended, with a target value of $1.9 million on terms and conditions specified by the Compensation Committee in its sole discretion, which terms and conditions shall be no less favorable than the terms and conditions of equity awards granted to other senior executives of the company; provided, however, that if the company fails to grant annual equity awards at the target levels for calendar years 2008, 2009 and 2010, such failure may be deemed, upon notice to Mr. Gordon, to be a termination of employment which shall entitle the employee to receive certain additional benefits discussed below under “— Potential Payments upon Termination or Change in Control — Mr. Gordon.”

In addition, Mr. Gordon’s employment agreement provides for certain payments to be made upon his termination. See “Potential Payments Upon Termination or Change in Control” below for these terms and amounts.

Richard Szymanski Employment Agreement

Mr. Szymanski’s employment agreement provides for him to serve as our Chief Financial Officer on the following terms:

•	no specified initial contract term; agreement may be terminated by either party in accordance with the applicable termination provision;

•	an annual base salary of at least $450,000, subject to annual review for increase;

•	eligibility for annual cash incentives commensurate with the incentive paid to the company’s other similarly situated employees, provided that the exact amount of his incentive will be determined in the company’s sole discretion; and

•	medical and other group welfare plan coverage and fringe benefits provided to our employees generally.

In addition, Mr. Szymanski’s employment agreement provides for certain payments to be made upon his termination. See “Potential Payments Upon Termination or Change in Control” below for these terms and amounts.

Stock Vested During 2008

	Stock Awards(1)
	Number of Shares		Value
	Acquired on		Realized on
	Vesting		Vesting
Name	(#)		($)(2)

Mr. Kleisner	—	(3)	—
Mr. Gordon	12,000	(4)	$172,320
Mr. Szymanski	6,000	(5)	$86,160

(1)	This table does not include information regarding stock options that have vested, but have not been exercised. It also does not include the following LTIP units that have vested, but have not been converted or redeemed into shares of common stock: (i) for Mr. Kleisner, 18,334 LTIP units that vested on December 13, 2008, with a market value of approximately $72,053 as of the vesting date, (ii) for Mr. Szymanski, 8,750 LTIP units that vested on April 25, 2008, with a market value of approximately $125,650 as of the vesting date, 8,337 LTIP units that vested throughout 2008 (1/12 on the 14th of each month), with a total market value of approximately $98,991 as of the respective vesting dates and 5,000 LTIP units that vested on November 27, 2008, with a market value of approximately $20,000 as of the vesting date, and (iii) for Mr. Gordon, 17,500 LTIP units that vested on April 25, 2008, with a market value of approximately $251,300 as of the vesting date, and 62,502 LTIP units that vested in 2008 (1/12 on the 14th of each month), with a total market value of approximately $742,196 as of the respective vesting dates.

(2)	Amounts reflect the market value of the shares vested, based on the closing price of our common stock on the date of vesting. The closing price of our common stock on April 25, 2008 was $14.36.

(3)	In his capacity as a director, Mr. Kleisner was granted 5,000 RSUs in February 2006 and 1,017 in May 2007, of which 1,807 shares and 339 shares, respectively, vested in 2008. The vesting of these RSUs, which were granted to Mr. Kleisner in his capacity as a director, are not included in the table.

(4)	Reflects the vesting on April 25, 2008 of 1/3 of the total RSUs granted to Mr. Gordon on April 25, 2007. Of the 12,000 RSUs that vested on April 25, 2008, 4,017 shares of common stock were withheld for payment of taxes.

(5)	Reflects the vesting on April 25, 2008 of 1/3 of the total RSUs granted to Mr. Szymanski on April 25, 2007. Of the 6,000 RSUs that vested on April 25, 2008, 2,007 shares of common stock were withheld for payment of taxes.

Outstanding Equity Awards at Fiscal Year-End
(as of fiscal year ended December 31, 2008)

	Option Awards							Stock Awards
													Equity Incentive
													Plan Awards:
													Market
											Equity Incentive		or Payout
											Plan Awards:		Value of
											Number of		Unearned
										Market	Unearned		Shares,
	Number of		Number of					Number of		Value of	Shares,		Units or
	Securities		Securities					Shares or		Shares or	Units or		Other
	Underlying		Underlying					Units of		Units of	Other		Rights
	Unexercised		Unexercised		Option		Option	Stock That		Stock That	Rights That		That Have
	Options (#)		Options (#)		Exercise		Expiration	Have Not		Have Not	Have Not		Not Vested
	Exercisable		Unexercisable		Price ($)		Date	Vested (#)		Vested ($)(20)	Vested (#)		($)(20)

Fred J. Kleisner	—		123,222	(1)	15.42	(1)	4/3/2018	52,421	(5)	244,282	—		—
	31,667	(2)	63,333	(2)	17.32	(2)	12/12/2017	52,421	(6)	244,282
	40,000	(2)	80,000	(2)	24.25	(2)	12/12/2017	36,666	(7)	170,864
Richard Szymanski	—		55,894	(1)	15.42	(1)	4/3/2018	23,779	(8)	110,810	12,000	(18)	55,920
	23,601	(3)	1,399	(3)	20.00	(3)	2/14/2016	23,779	(9)	110,810
	11,000	(4)	22,000	(4)	17.67	(4)	11/27/2017	17,500	(10)	81,550
								10,000	(11)	46,600
								1,390	(12)	6,477
Marc Gordon	—		96,545	(1)	15.42	(1)	4/3/2018	41,072	(13)	191,396	24,000	(19)	111,840
	141,674	(3)	8,326	(3)	20.00	(3)	2/14/2016	294,018	(14)	1,370,124
								38,175	(15)	177,896
								35,000	(16)	163,100
								10,418	(17)	48,548

(1)	These option awards were granted on April 3, 2008 to Messrs. Kleisner, Gordon and Szymanski, and vest ratably in three annual installments beginning on the first anniversary of the grant date.

(2)	These option awards were granted on December 12, 2007 to Mr. Kleisner, and vest ratably in three annual installments beginning on the first anniversary of the grant date. Pursuant to his employment agreement, 95,000 options were granted at an exercise price equal to the closing price on the grant date, and 120,000 options were granted at 140% of such closing price.

(3)	These option awards were granted on February 14, 2006 to Messrs. Gordon and Szymanski, 1/3 of which vested on February 14, 2007, and the remainder of which vested and will continue to vest in 24 equal installments at the end of each month following the first anniversary of the grant date.

(4)	These option awards were granted on November 27, 2007 to Mr. Szymanski, and vest ratably in three annual installments beginning on the first anniversary of the grant date; provided, however, that the second vesting date for these stock options will be accelerated to the fifteenth-month anniversary of the grant date in the event the company achieves an Adjusted EBITDA target for the 2008 fiscal year. This target was not achieved, and the second vesting date was not accelerated. Therefore the second and third vestings will occur on the second and third anniversaries, respectively, of the grant date.

(5)	This stock award, in the form of RSUs, which are convertible into 52,421 shares of company’s common stock, was granted to Mr. Kleisner on April 3, 2008. These RSUs vest ratably in three annual installments beginning on the first anniversary of the grant date. In his capacity as a director, Mr. Kleisner was also granted 5,000 RSUs in February 2006, of which 278 remain unvested, and 1,017 RSUs in May 2007, of which 678 remain unvested. The market value of these unvested RSUs was $4,455, as of December 31, 2008. These director grants are not included in the table.

(6)	This stock award, in the form of LTIP units, which are convertible into 52,421 shares of company’s common stock, was granted to Mr. Kleisner on April 3, 2008. These LTIP units vest ratably in three annual installments beginning on the first anniversary of the grant date.

(7)	This stock award, in the form of LTIP units, which are convertible into 55,000 shares of the company’s common stock, were granted on December 13, 2007 to Mr. Kleisner, and vest ratably in three annual installments beginning on the first anniversary of the grant date.

(8)	This stock award, in the form of RSUs, which are convertible into 23,779 shares of company’s common stock, was granted to Mr. Szymanski on April 3, 2008. These RSUs vest ratably in three annual installments beginning on the first anniversary of the grant date.

(9)	This stock award, in the form of LTIP units, which are convertible into 23,779 shares of company’s common stock, was granted to Mr. Szymanski on April 3, 2008. These LTIP units vest ratably in three annual installments beginning on the first anniversary of the grant date.

(10)	A stock award, in the form of LTIP units, which are convertible into 26,250 shares of the company’s common stock, was granted to Mr. Szymanski on April 25, 2007, and vests ratably in three annual installments beginning on the first anniversary of the grant date.

(11)	A stock award, in the form of LTIP units, which are convertible into 15,000 shares of the company’s common stock, was granted to Mr. Szymanski on November 27, 2007, and vests ratably in three annual installments beginning on the first anniversary of the grant date; provided, however, that the second vesting date for these LTIP units will be accelerated to the fifteenth anniversary of the grant date in the event the company achieves an Adjusted EBITDA target for the 2008 fiscal year. This target was not achieved, and the second vesting date was not accelerated. Therefore the second and third vestings will occur on the second and third anniversaries, respectively, of the grant date.

(12)	A stock award, in the form of LTIP units, which are convertible into 25,000 shares of the company’s common stock, was granted to Mr. Szymanski on February 14, 2006, 1/3 of which vested on February 14, 2007, and the remainder of which vested and continue to vest in 24 equal installments at the end of each month following the first anniversary of the grant date.

(13)	This stock award, in the form of RSUs, which are convertible into 41,072 shares of company’s common stock, was granted to Mr. Gordon on April 3, 2008. These RSUs vest ratably in three annual installments beginning on the first anniversary of the grant date.

(14)	This stock award, in the form of LTIP units, which are convertible into 294,018 of shares of company’s common stock, was granted to Mr. Gordon on April 3, 2008. These LTIP units vest ratably in three annual installments beginning on the first anniversary of the grant date.

(15)	A stock award, in the form of LTIP units, which are convertible into 38,175 shares of company’s common stock, was granted to Mr. Gordon on May 20, 2008. These LTIP units vest ratably in three annual installments beginning on the first anniversary of the grant date.

(16)	A stock award, in the form of LTIP units, which are convertible into 52,500 shares of the company’s common stock, was granted to Mr. Gordon on April 25, 2007, and vests ratably in three annual installments beginning on the first anniversary of the grant date.

(17)	A stock award, in the form of LTIP units, which are convertible into 187,500 shares of the company’s common stock, was granted to Mr. Gordon on February 14, 2006, 1/3 of which vested on February 14, 2007, and the remainder of which vested and continue to vest in 24 equal installments at the end of each month following the first anniversary of the grant date.

(18)	A stock award, in the form of RSUs, which are convertible into 18,000 shares of the company’s common stock, was granted to Mr. Szymanski on April 25, 2007; the award will be earned, if at all, and will vest ratably on each anniversary of the grant date over a three-year period subject to achievement of the 7% total stockholder return over each calendar year. In April 2008, the Compensation Committee determined that the company achieved approximately a 15% total stockholder return for 2007. On February 23, 2009, the Compensation Committee determined that the company did not achieve the required 7% stockholder return for 2008, therefore no RSUs will vest on April 25, 2009. These unvested RSUs are subject to vesting in 2010 based on 2009 returns.

(19)	A stock award, in the form of RSUs, which are convertible into 36,000 shares of the company’s common stock, was granted on to Mr. Gordon on April 25, 2007; the award will be earned, if at all, and will vest ratably on each anniversary of the grant date over a three-year period subject to achievement of the 7% total stockholder return over each calendar year. In April 2008, the Compensation Committee determined that the company achieved approximately a 15% total stockholder return for 2007. On February 23, 2009, the Compensation Committee determined that the company did not achieve the required 7% stockholder return for 2008, therefore no RSUs will vest on April 25, 2009. These unvested RSUs are subject to vesting in 2010 based on 2009 returns.

(20)	Based on the closing stock price of our common stock on December 31, 2008 of $4.66 per share.

Potential Payments upon Termination or Change in Control

Messrs. Kleisner, Gordon and Szymanski

The following discussion summarizes the potential payments and acceleration rights upon certain terminations and a change in control of the company for each of the named executive officers, assuming a December 31, 2008 termination or change in control date. These payments and acceleration rights are generally contained within the named executive officers’ employment agreements.

The amounts set forth below do not include agreements, plans or arrangements providing for payments upon termination that do not discriminate in scope, terms or operation in favor of the company’s executive officers and that are generally available to all employees of the company equally (e.g., payouts under our life insurance policy or disability plan payments). The amounts also do not include the value of any equity awards made subsequent to December 31, 2008. In addition, for purposes of quantifying the value of continued health insurance coverage benefits presented in the disclosure below, we have estimated a value of such insurance benefits based on the monthly cost of such coverage as of December 31, 2008 pursuant to COBRA, multiplied by the number of months.

Mr. Kleisner.  If Mr. Kleisner’s employment is terminated by us without “cause,” or by Mr. Kleisner for “good reason” (each as defined below), Mr. Kleisner will be entitled to the following benefits, in addition to the payment of his base salary through the date of termination:

•	Payment of his pro rata annual cash incentive, if any, for the current calendar year through the date of termination. As of December 31, 2008, this cash payment would have been $702,000.

•	Payment of his base salary for 24 months after his date of termination. As of December 31, 2008, this cash payment would have been $1,872,000.

•	24 months of health insurance benefits after his date of termination. As of December 31, 2008, the estimated value of this benefit would have been $24,775.

If Mr. Kleisner’s employment is terminated upon his death or disability, he (or his estate) will be entitled to the following severance benefits, in addition to the payment of his base salary through the date of termination:

•	Payment of his pro rata annual cash incentive through the last day on which he performed services for us prior to his disability or death. As of December 31, 2008, this cash payment would have been $702,000.

Pursuant to Mr. Kleisner’s employment agreement, if, at the time of or during the one-year period following a “change in control” (as defined below), the company terminates his employment without cause or he resigns for good reason, Mr. Kleisner will be entitled to the following benefits, in addition to the payment of his base salary through the date of termination:

•	Payment of his pro rata annual cash incentive, if any, for the current calendar year through the date of termination. As of December 31, 2008, this cash payment would have been $702,000.

•	A single payment of an amount equal to two times his then base salary. As of December 31, 2008, this cash payment would have been $1,872,000.

•	24 months of health insurance benefits after his date of termination. As of December 31, 2008, the estimated value of this benefit would have been $24,775.

•	All equity awards granted to Mr. Kleisner and held by him on the closing date of the change in control, which have not previously vested, will become immediately vested and exercisable as of the closing date. As of December 31, 2008, the estimated value of this benefit would have been $0 for options as the company’s stock price at year end was $4.66 per share (compared to strike prices of $17.32, $24.25 and $15.42 per share). As the LTIP units were fully convertible into our common stock as of December 31, 2008, the value of this benefit would have been $415,145 for LTIP units (computed based on full vesting of all unvested LTIP units at that date (89,087) multiplied by $4.66, our closing stock price on December 31, 2008). As of December 31, 2008, the value of this benefit would have been $248,737 for RSUs (computed based on full vesting of all unvested RSUs at that date (53,377) multiplied by $4.66, our closing stock price on December 31, 2008).

If the company and Mr. Kleisner fail to extend his employment agreement or enter into a new employment agreement before expiration of its term, the company’s only obligation to Mr. Kleisner will be to accelerate the vesting of any outstanding equity awards and pay any earned but unpaid base salary.

In his employment agreement, Mr. Kleisner has agreed that during the course of his employment and for two years thereafter, he will not directly or indirectly compete with the business activities conducted by the company by providing any services to any other entity or individual engaged in the business of owning and/or operating hotels. In addition, Mr. Kleisner has agreed to non-solicitation provisions that cover the period of his employment and a two-year period thereafter, regardless of the circumstances under which his employment terminates, and confidentiality provisions that cover the period of his employment and thereafter. In the event that Mr. Kleisner threatens to breach or materially breaches the non-competition, non-solicitation or confidentiality provision of his employment agreement, the company shall be entitled to both equitable relief and monetary damages.

Mr. Gordon.  Absent a change in control as defined in the Amended and Restated 2007 Plan, if Mr. Gordon’s employment is terminated by us without “cause” or by Mr. Gordon for “good reason” (each as defined below), other than a termination after failure to pay an annual incentive or grant annual equity awards at the target levels for 2008, 2009 or 2010, Mr. Gordon will be entitled to the following severance benefits, in addition to the payment of his base salary through the date of termination.

•	Payment of his pro rata annual cash incentive, if any, for the current calendar year through the date of termination, based on the greater of the target annual incentive for the year in which termination occurs or the average annual incentive for the two preceding years. As of December 31, 2008, this cash payment would have been $873,000.

•	A lump sum amount equal to 2 times the sum of Mr. Gordon’s then current base salary and the greater of target annual incentive for the year in which termination occurs or average annual incentive for the two preceding years. As of December 31, 2008, this cash payment would have been $3,165,600.

•	24 months of continued medical, dental, and life insurance coverage for Mr. Gordon and his dependents. As of December 31, 2008, the estimated value of this benefit would have been $29,181.

•	The full vesting of all his equity awards. As of December 31, 2008, the value of this benefit would have been $0 for options as the company’s stock price at year end was $4.66 per share (compared to strike prices of $20.00 and $15.42 per share). As the LTIP units were fully convertible into our common stock as of December 31, 2008, the value of this benefit would have been $1,759,667 for LTIP units (computed based on full vesting of all unvested LTIP units as that date (377,611) multiplied by $4.66, our closing stock price on December 31, 2008). As of December 31, 2008, the value of this benefit would have been $303,236 for RSUs (computed based on full vesting of all unvested RSUs at that date (65,072) multiplied by $4.66, our closing stock price on December 31, 2008).

If Mr. Gordon’s employment is terminated upon his death or disability, he (or his estate) will be entitled to the following severance benefits, in addition to the payment of his base salary through the date of termination:

•	Payment of his pro rata annual cash incentive, if any, for the current calendar year through the date of termination, based on the greater of the target annual incentive for the year in which termination occurs or the average annual incentive for the two preceding years. As of December 31, 2008, this cash payment would have been $873,000.

•	The full vesting of all his equity awards. As of December 31, 2008, the value of this benefit would have been $0 for options as the company’s stock price at year end was $4.66 per share (compared to strike prices of

$20.00 and $15.42 per share). As the LTIP units were fully convertible into our common stock as of December 31, 2008, the value of this benefit would have been $1,759,667 for LTIP units (computed based on full vesting of all unvested LTIP units as that date (377,611) multiplied by $4.66, our closing stock price on December 31, 2008). As of December 31, 2008, the value of this benefit would have been $303,236 for RSUs (computed based on full vesting of all unvested RSUs at that date (65,072) multiplied by $4.66, our closing stock price on December 31, 2008).

In addition, pursuant to the employment agreement, if Mr. Gordon’s employment is terminated upon the nonrenewal of his employment agreement by the company or, absent a change in control, the company fails to pay an annual incentive or grant annual equity awards at the target levels for 2008, 2009 or 2010, which failure may be deemed to be a termination of employment upon notice by the company or by Mr. Gordon for good reason, Mr. Gordon will be entitled to the following severance benefits, in addition to the payment of his base salary through the date of termination:

•	A lump sum amount equal to 1.0 times Mr. Gordon’s then current base salary, plus 1.0 times the greater of the target annual incentive for the year in which termination occurs or the average annual incentive for the two preceding years. As of December 31, 2008, this cash payment would have been $1,582,800.

•	12 months of continued medical, dental, and life insurance coverage for Mr. Gordon and his dependents. As of December 31, 2008, the estimated value of this benefit would have been $14,591.

•	The full vesting of all his equity awards. As of December 31, 2008, the value of this benefit would have been $0 for options as the company’s stock price at year end was $4.66 per share (compared to strike prices of $20.00 and $15.42 per share). As the LTIP units were fully convertible into our common stock as of December 31, 2008, the value of this benefit would have been $1,759,667 for LTIP units (computed based on full vesting of all unvested LTIP units as that date (377,611) multiplied by $4.66, our closing stock price on December 31, 2008). As of December 31, 2008, the value of this benefit would have been $303,236 for RSUs (computed based on full vesting of all unvested RSUs at that date (65,072) multiplied by $4.66, our closing stock price on December 31, 2008).

In addition, pursuant to the employment agreement, if Mr. Gordon’s employment is terminated upon his own nonrenewal of his employment agreement, he will be entitled to the following severance benefits, in addition to the payment of his base salary through the date of termination:

•	The full vesting of all his equity awards. As of December 31, 2008, the value of this benefit would have been $0 for options as the company’s stock price at year end was $4.66 per share (compared to strike prices of $20.00 and $15.42 per share). As the LTIP units were fully convertible into our common stock as of December 31, 2008, the value of this benefit would have been $1,759,667 for LTIP units (computed based on full vesting of all unvested LTIP units as that date (377,611) multiplied by $4.66, our closing stock price on December 31, 2008). As of December 31, 2008, the value of this benefit would have been $303,236 for RSUs (computed based on full vesting of all unvested RSUs at that date (65,072) multiplied by $4.66, our closing stock price on December 31, 2008).

If, after a change in control, Mr. Gordon’s employment is terminated by us without “cause” or for disability or by Mr. Gordon for “good reason” (including termination upon notice by the company or by Mr. Gordon for good reason after failure by the company to pay an annual incentive or grant annual equity awards at the target levels for 2008, 2009 or 2010), Mr. Gordon will be entitled to the following severance benefits, in addition to the payment of his base salary through the date of termination:

•	Payment of his pro rata annual cash incentive, if any, for the current calendar year through the date of termination, based on the greater of the target annual incentive for the year in which termination occurs or the average annual incentive for the two preceding years. As of December 31, 2008, this cash payment would have been $873,000.

•	A lump sum amount equal to 2.5 times the sum of Mr. Gordon’s then current base salary and the greater of target annual incentive for the year in which termination occurs or average annual incentive for the two preceding years. As of December 31, 2008, this cash payment would have been $3,957,000.

•	30 months of continued medical, dental, and life insurance coverage for Mr. Gordon and his dependents. As of December 31, 2008, the estimated value of this benefit would have been $36,476.

•	The full vesting of all his equity awards. As of December 31, 2008, the value of this benefit would have been $0 for options as the company’s stock price at year end was $4.66 per share (compared to strike prices of $20.00 and $15.42 per share). As the LTIP units were fully convertible into our common stock as of December 31, 2008, the value of this benefit would have been $1,759,667 for LTIP units (computed based on full vesting of all unvested LTIP units as that date (377,611) multiplied by $4.66, our closing stock price on December 31, 2008). As of December 31, 2008, the value of this benefit would have been $303,236 for RSUs (computed based on full vesting of all unvested RSUs at that date (65,072) multiplied by $4.66, our closing stock price on December 31, 2008).

In addition, in the event a payment to Mr. Gordon is deemed to be a golden parachute payment under Section 280G of the Internal Revenue Code, Mr. Gordon would also receive a tax gross-up payment to cover his excise tax liability under Section 4999. Assuming a termination date of December 31, 2008, Mr. Gordon would have received a tax gross-up payment of approximately $1.9 million as part of his severance payment.

In his employment agreement, Mr. Gordon has agreed that during the course of his employment and, unless he terminates his employment for good reason or is terminated without cause, for a one-year period thereafter, he will not, subject to certain exceptions, engage in competition with our business of the management and operation of full service hotels in North America or Western Europe. In his employment agreement, Mr. Gordon has also agreed to non-solicitation provisions that cover the period of his employment and, subject to certain exceptions, a one-year period thereafter and confidentiality provisions that cover the period of his employment and thereafter. In the event that Mr. Gordon materially breaches the non-competition, non-solicitation or confidentiality provision of his employment agreement, the company’s obligation to make the termination payments described above cease, provided that the company will remain obligated to make such payments in the event of a change in control of the company.

Mr. Szymanski.  If Mr. Szymanski’s employment is terminated by us without “cause” or by Mr. Szymanski for “good reason” (each as defined below), Mr. Szymanski will be entitled to the following benefits, in addition to the payment of his base salary through the date of termination:

•	Payment of his pro rata annual cash incentive, if any, for the current calendar year through the date of termination. As of December 31, 2008, this cash payment would have been $374,400.

•	Payment of his base salary for 24 months after his date of termination. As of December 31, 2008, this cash payment would have been $936,000.

•	Payment of a single incentive equal to the greater of (i) the incentive he actually received for the prior two years or (ii) twice his annual target incentive. As of December 31, 2008, this cash payment would have been $748,800.

•	24 months of health insurance benefits after his date of termination. As of December 31, 2008, the estimated value of this benefit would have been $29,752.

In addition, Mr. Szymanski’s employment shall terminate automatically upon his death, and in the case of termination due to disability, the company will have no further obligations to Mr. Szymanski.

Pursuant to Mr. Szymanski’s employment agreement, if, at the time of or during the one-year period following a “change in control” (as defined below), the company terminates his employment or he resigns for good reason, Mr. Szymanski will be entitled to the following benefits, in addition to the payment of his base salary through the date of termination:

•	Payment of his pro rata annual cash incentive, if any, for the current calendar year through the date of termination. As of December 31, 2008, this cash payment would have been $374,400.

•	Payment of his base salary for 24 months after his date of termination. As of December 31, 2008, this cash payment would have been $936,000.

•	Payment of a single cash incentive equal to the greater of (i) the incentive he actually received for the prior two years or (ii) twice his annual target incentive. As of December 31, 2008, this cash payment would have been $748,800.

•	24 months of health insurance benefits after his date of termination. As of December 31, 2008, the estimated value of this benefit would have been $29,752.

•	The full vesting of all his equity awards. As of December 31, 2008, the value of this benefit would have been $0 for options. The company’s stock price at year end was $4.66 per share (compared to strike prices of $20.00, $17.67 and $15.42 per share). As the LTIP units were fully convertible into our common stock as of December 31, 2008, the value of this benefit would have been $245,438 for LTIP units (computed based on full vesting of all unvested LTIP units at that date (52,669) multiplied by $4.66, our closing stock price on December 31, 2008). As of December 31, 2008, the value of this benefit would have been $166,730 for RSUs (computed based on full vesting of all unvested RSUs at that date (35,779) multiplied by $4.66 our closing stock price on December 31, 2008).

In his employment agreement, Mr. Szymanski has agreed to non-solicitation provisions that cover the period of his employment and a two-year period thereafter, regardless of the circumstances under which his employment terminates, and confidentiality provisions that cover the period of his employment and thereafter. In the event that Mr. Szymanski threatens to breach or materially breaches the non-solicitation or confidentiality provision of his employment agreement, the company shall be entitled to both equitable relief and monetary damages.

Defined Terms

Under Messrs. Kleisner’s and Szymanski’s employment agreements, “cause” generally means: (i) the employee’s repeated failure to perform his duties as determined in the sole discretion of the Board; (ii) the employee’s refusal to follow the policies and directives of the Board or supervisor, as applicable; (iii) the employee’s material breach of the provisions of the employment agreement; (iv) the employee’s engagement in any act of dishonesty, gross negligence or willful misconduct that may have an adverse effect on the company; (v) the employee’s breach of any fiduciary duty owed to the company; or (vi) the employee’s knowing violation of any law, rule or regulation that affects his performance of or ability to perform any of his duties or responsibilities with the company; provided, however, that no termination pursuant to clause (i), (ii) or (iii) shall be effective unless the conduct providing cause to terminate continues after the employee has been given notice thereof and 30 days in which to cure the same.

Under Messrs. Kleisner’s and Szymanski’s employment agreements, “good reason” generally means: (i) any failure by the company to comply with any of the compensation provisions, other than insubstantial or inadvertent failures not in bad faith which are remedied by the company; (ii) the assignment to the employee, or the removal from the employee, of any duties or responsibilities that result in a material diminution of the employee’s authority; (iii) a material diminution of the budget over which the employee has responsibility, other than for a bona fide business reason; (iv) any failure by the company to comply with and satisfy the provision in the employment agreement regarding a successor entity honoring the agreement; (v) the imposition of any requirement that the employee relocate his office to a location other than Manhattan; or (vi) a material breach by the company of any written agreement between the company and the employee; provided, however, that no termination for good reason shall be effective unless the acts or omissions providing good reason to terminate are capable of being cured and such acts or omissions continue after the employee has given the company notice thereof and 30 days in which to cure the same.

Under Mr. Gordon’s employment agreement, “cause” generally means (i) the willful and continual refusal to substantially perform his responsibilities under his employment agreement, after demand for substantial performance has been given by the Board, (ii) willful engagement in misconduct which is materially and demonstrably injurious to the company, or (iii) being convicted of a felony or pleading guilty or nolo contendere to a felony.

Under Mr. Gordon’s employment agreement, “good reason” generally means: (i) the assignment to Mr. Gordon of duties materially inconsistent with his title, position, status, reporting relationships, authority, duties or responsibilities or any other action by the company which results in a diminution of the employee’s title, position, status, reporting relationships, authority, duties or responsibilities, other than insubstantial or inadvertent failures not in bad faith which are remedied by the company; (ii) any failure by the company to comply with any of the compensation or benefits provisions of the employment agreement, other than insubstantial or inadvertent failures not in bad faith which are remedied by the company; (iii) any purported termination by the company of his employment, otherwise than as expressly permitted by the employment agreement; (iv) any failure by the company to comply with and satisfy the provision in the employment agreement regarding a successor entity honoring the agreement; (v) following a change in control, any requirement that Mr. Gordon principal place of employment be at a location more than 50 miles from New York, New York; or (vi) any material failure by the company to comply with any other material provision of the employment agreement; provided, however, that, absent a change in control, failure to pay the employee an annual incentive at the target level for calendar years 2008, 2009 or 2010, or the failure to grant the employee an annual equity award at the target level for calendar years 2008, 2009 and 2010 may be deemed to be good reason, but will only entitle Mr. Gordon to limited benefits as described earlier.

Under Messrs. Kleisner’s Szymanski’s and Gordon’s employment agreements, “change in control” generally means: (i) any person or group of persons (as defined in Section 13(d) and 14(d) of the Exchange Act) together with its affiliates, excluding employee benefit plans of the company, is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act) of securities of the company representing 40% or more of the combined voting power of the company’s then outstanding securities; (ii) individuals who at the beginning of any two-year period constitute the Board, plus new directors of the company whose election or nomination for election by the company’s stockholders is approved by a vote of at least two-thirds of the directors of the company still in office who were directors of the company at the beginning of such two-year period, cease for any reason during such two-year period to constitute at least two-thirds of the members of the Board; (iii) a merger or consolidation of the company with any other corporation or entity is consummated regardless of which entity is the survivor, other than a merger of consolidation which would result in the voting securities of the company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least 60% of the combined voting power of the voting securities of the company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the company is completely liquidated or all or substantially all of the company’s assets are sold.

Director Compensation

On April 30, 2008, our Board of Directors, at the recommendation of our management, increased aspects of director compensation in order to remain competitive with director compensation levels at similarly situated companies. The Board increased the annual fee for each co-chairman of the Compensation Committee from $12,500 to $15,000. In addition, the Board increased Board meeting fees from $500 to $2,000 per meeting attended telephonically, increased Audit Committee and Compensation Committee meeting fees from $600 to $2,000 per meeting attended telephonically, and increased Corporate Governance and Nominating Committee meeting fees from $1,000 to $2,000 per meeting attended in person and from $600 to $2,000 per meeting attended telephonically. The Board increased the value of annual equity grants from $25,000 to $50,000 per director and reduced the one-time grant of RSUs made to non-employee directors upon joining the Board from $100,000 to $50,000. Lastly, each non-employee director was granted 14 complimentary room stays, transferable to other persons at the director’s request, and a fixed rate at each hotel or property owned by the company.

Further, on April 30, 2008, the Board delegated to Mr. Gault, the power and authority, on behalf of the Board, to monitor, advise on, provide counsel regarding and perform such other activities as are typically performed by a director with respect to the company’s development of the Hard Rock Hotel & Casino and various other properties in the Las Vegas area, and report to the Board from time to time on such developments. For such services, the Board approved for Mr. Gault to receive a special Board fee of $60,000 per year, prorated, as applicable, for such services. On February 24, 2009, this fee was increased to $90,000 per year and the duties delegated to Mr. Gault were expanded in include the company’s Mondrian South Beach project and the devotion of additional time to such services in connection with the company’s Hard Rock development in light of the importance to the company of the successful completion of those two projects in 2009.

Mr. Gordon was appointed to the Board of Directors, in part, in consideration of his Amended and Restated Employment Agreement, effective as of April 1, 2008, which provided that the company recommend Mr. Gordon’s addition as a director upon the expansion of the Board to include additional independent directors.

The following table summarizes the various fees currently in effect for directors:

Annual fee
• Chairman of the Board of Directors	$70,000
• Non-employee directors	$50,000
Fee for Chairman of Committees
• Audit Committee	$15,000
• Compensation Committee	$15,000
• Corporate Governance and Nominating Committee	$5,000
Fee for each meeting attended in person
• Board of Directors	$2,000
• Audit Committee	$2,000
• Compensation Committee	$2,000
• Corporate Governance and Nominating Committee	$2,000
Fee for each meeting attended by telephone
• Board of Directors	$2,000
• Audit Committee	$2,000
• Compensation Committee	$2,000
• Corporate Governance and Nominating Committee	$2,000

In addition, we make annual equity grants to each of our non-employee directors. Upon the consummation of our IPO, we granted RSUs having a value of approximately $100,000 to each person, other than Mr. Hamamoto, who became a non-employee director. In lieu of the $100,000 RSU in the preceding sentence, upon the consummation of our IPO, our Chairman of the Board of Directors, Mr. Hamamoto, was given a one-time grant of $6,500,000 worth of LTIP units in Morgans Group LLC and stock options to purchase $6,000,000 worth of our stock (in both instances using the IPO price), as a “founders” grant in light of his contributions to the company up to and through the IPO. Of these awards, 1/3 vested on the first anniversary of the grant date and the remainder vested in 24 equal installments at the end of each month following the first anniversary of the grant date (becoming fully vested on the third anniversary of the grant date).

In the past, we have also provided grants of $100,000 worth of RSUs to new non-employee directors. Accordingly, on April 1, 2008, each of Messrs. Gault and Malone received a grant of 6,497 RSUs in connection with his appointment to the Board. On April 30, 2008, the Board reduced this one-time initial grant to $50,000. Accordingly, on August 19, 2008, each of Messrs. Chopra and Moore received a grant of 3,008 RSUs in connection with their appointment to the Board.

On May 20, 2008, our Compensation Committee granted 3,623 LTIP units to each of our non-employee directors at the time, including Messrs. Hamamoto, Friedman, Gault, Knetzger, Harrison, and Malone. These LTIP units, which are convertible into a corresponding number of shares of the company’s common stock, vested immediately upon grant, but are not exercisable until such time as they resign as a director or otherwise separate from the company. We anticipate that each year our Compensation Committee will continue to grant to each of our non-employee directors equity awards having a value and vesting schedule determined by the Compensation Committee. We currently anticipate that these grants will be made to our non-employee directors each year after our annual meeting of stockholders. For 2009, we anticipate that this grant will have a value of approximately $25,000.

Directors who are our officers or employees receive no compensation as directors. In addition, we reimburse all directors for reasonable and customary out-of-pocket expenses incurred in connection with their services on the Board and our non-executive directors are entitled to 14 complimentary room stays, transferable to other persons at the director’s request, and a fixed rate at each hotel or property owned by the company.

The following table sets forth the compensation of our non-employee directors for the fiscal year ended December 31, 2008. Mr. Armstrong resigned from the Board of Directors effective January 31, 2008.

2008 Director Compensation

	Fees Earned	Stock	Option
	or Paid in	Awards	Awards	Total
Name	Cash ($)	($)(7)	($)(8)	($)

David T. Hamamoto(1)	131,833	2,225,050	840,126	3,197,009
Lance Armstrong(2)	16,667	—	—	16,667
Robert Friedman(3)	160,083	91,690	—	251,773
Jeffery M. Gault(4)	102,714	149,986	—	252,700
Thomas L. Harrison(3)	176,633	91,690	—	268,323
Edwin L. Knetzger, III(3)	108,850	91,690	—	200,540
Michael D. Malone(4)(5)	56,433	149,986	—	206,419
Dr. Deepak Chopra(6)	13,315	49,993	—	63,308
David Moore(6)	13,315	49,993	—	63,308

(1)	As of December 31, 2008, Mr. Hamamoto held 3,623 LTIPs that were granted on May 20, 2008, all of which were vested; 1,017 RSUs that were granted on May 31, 2007, of which 339 were vested; 300,000 stock options to purchase shares of common stock that were granted on February 14, 2006, of which 283,326 were vested; and 325,000 LTIP units that were granted on February 14, 2006, of which 306,946 were vested. The February 14, 2006 grants of stock options and LTIP units were made as “founder” grants to Mr. Hamamoto at the time of our IPO as described more fully under “Director Compensation.” As of April 9, 2009, based on a closing stock price of $3.81, the market value of these LTIP units were approximately $1,252,054.

(2)	Mr. Armstrong resigned from the Board of Directors on January 31, 2008.

(3)	As of December 31, 2008, each of Messrs. Friedman, Harrison and Knetzger held 3,623 LTIPs that were granted on May 20, 2008, all of which were vested; 1,017 RSUs that were granted on May 31, 2007, of which 339 were vested; and 5,000 RSUs that were granted on February 14, 2006, of which 4,722 were vested.

(4)	As of December 31, 2008, each of Messrs. Gault and Malone held 6,497 RSUs that were granted on April 1, 2008 and 3,623 LTIPs that were granted on May 20, 2008, all of which were vested.

(5)	Mr. Malone was appointed to the Board of Directors on January 31, 2008.

(6)	Messrs. Chopra and Moore were appointed to the Board of Directors on July 25, 2008. As of December 31, 2008 each of Messrs. Chopra and Moore held 3,008 RSUs, all of which were vested.

(7)	Amounts shown in this column, for each director, are based on the accounting expense recognized by the company in fiscal year 2008, in accordance with FAS 123R, disregarding any estimate of forfeitures based on service-based vesting conditions, related to RSUs and LTIP units and awards made in 2008 and in prior years to the extent that the compensation cost of the awards granted in prior years was recognized in our consolidated financial statements contained in our 2008 Form 10-K. The RSUs and LTIPs are convertible into shares of the company’s common stock. The assumptions used to calculate the accounting expense recognized in fiscal year 2008 for these stock awards are set forth in footnote 10 to the company’s audited financial statements contained in its Form 10-K for the year ended December 31, 2008.

(8)	Amount shown in this column for Mr. Hamamoto is based on the accounting expense recognized by the company in fiscal year 2008, in accordance with FAS 123R, disregarding any estimate of forfeitures based on service-based vesting conditions, related to a stock option award made in 2006. The assumptions used to calculate the accounting expense recognized in fiscal year 2008 for this stock option award is set forth in footnote 10 to the company’s audited financial statements contained in its Form 10-K for the year ended December 31, 2008. No options were granted subsequent to 2006.

Supplement to the 2008 Director Compensation Table

The following table is a supplement to the 2008 Director Compensation table above. In lieu of the FAS 123R expense for stock awards and option awards, as described in footnotes 7 and 8 of the 2008 Director Compensation table above, the following table provides the market value, based on a closing price of $3.81 per share as of April 9, 2009, of the RSUs and LTIPs that were included in the calculation of the FAS 123R expense amounts in the 2008 Director Compensation table above. In other words, the closing price of $3.81 per share as of April 9, 2009 was substituted for the grant date value used to calculate the expense under FAS 123R. The exercise prices of all of the options granted to our director were in excess of $3.81 per share as of April 9, 2009, and therefore are reflected with a $0 value in the table below. In the company’s view, the table below provides stockholders with an appropriate understanding of the current value attributable to stock awards and option awards made to our directors during the applicable years, particularly since none of our directors has sold any of these equity awards or is permitted to convert RSUs into shares of common stock until his departure from the company. The following table is supplemental and is not provided in response to and is not compliant with Rule 402(k) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

Supplement to 2008 Director Compensation

	Fees Earned	Stock	Option
	or Paid in	Awards	Awards	Total
Name	Cash ($)	($)	($)	($)

David T. Hamamoto	131,833	427,855	—	559,688
Lance Armstrong	16,667	—	—	16,667
Robert Friedman	160,083	21,450	—	181,533
Jeffery M. Gault	102,714	38,557	—	141,271
Thomas L. Harrison	176,633	21,450	—	198,083
Edwin L. Knetzger, III	108,850	21,450	—	130,300
Michael D. Malone	56,433	38,557	—	94,990
Dr. Deepak Chopra	13,315	11,460	—	24,775
David Moore	13,315	11,460	—	24,775

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2008, relating to our equity compensation plan pursuant to which grants of securities may be made from time to time.

Number of Securities
Available for Future
			Weighted-Average		Issuance
			Exercise Price of		Under Equity
	Number of Securities to		Outstanding		Compensation Plans
	be Issued Upon Exercise		Options,		(Excluding Securities
	of Outstanding Options,		Warrants and		Reflected in First
Plan Category	Warrants and Rights		Rights		Column)

Equity compensation plans approved by security holders(1)	4,517,284	(2)	$18.92	(3)	1,920,190	(4)
Equity compensation plans not approved by security holders	—		—		—

Total	4,517,284	(2)	$18.92	(3)	1,920,190	(4)

(1)	The Amended and Restated 2007 Plan, which amended and restated the Morgans Hotel Group Co. 2007 Omnibus Incentive Plan, was approved by our stockholders on May 20, 2008.

(2)	Includes 2,082,943 options, of which 893,649 are subject to vesting conditions, 873,553 RSUs, of which 833,835 are subject to vesting conditions, and 1,560,788 LTIP units of which 726,834 are also subject to vesting conditions. Conditioned on minimum allocation to the capital accounts of the LTIP units for federal income tax purposes, each LTIP units may be converted, at the election of the holder, into one membership unit, which represents an ownership of interest in our operating company, or Membership Units. Each of the Membership Units underlying these LTIP units are redeemable at the election of the Membership Unit holder for (i) cash equal to the then fair market value of one share of our common stock, or (ii) at the option of the company in its capacity as managing member of our operating company, one share of our common stock.

(3)	Weighted-average exercise price of outstanding options excludes the value of outstanding RSUs and LTIP units.

(4)	Represents the number of shares available for issuance under the Amended and Restated 2007 Plan assuming that all awards are made as options or stock appreciation rights. Upon a grant of awards other than awards of options or stock appreciation rights, the number of shares available for issuance under the Amended and Restated 2007 Plan is reduced by 1.7 times the number of shares of stock subject to such awards and any shares underlying options or stock appreciation rights not purchased or forfeited shall be added back to the limit set forth above by 1.7 times the number of shares of stock subject to such awards. The number of shares of stock available for issuance under the Amended and Restated 2007 Plan will not be increased by (i) any shares of stock tendered or withheld or surrendered in connection with the purchase of shares of stock upon exercise of an option, or (ii) any shares of stock deducted or delivered from an award payment in connection with the company’s tax withholding obligations.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee currently consists of Messrs. Friedman (co-chairman), Harrison (co-chairman), Gault and Moore. At the beginning of 2008, our Compensation Committee consisted of Messrs. Friedman (co-chairman), Harrison (co-chairman) and Knetzger. On January 31, 2008, the Board of Directors reconstituted the Compensation Committee to consist of Messrs. Friedman (co-chairman), Harrison (co-chairman) and Gault. On October 29, 2008, the Board of Directors reconstituted the Compensation Committee to reflect the current membership. None of these current or former members is or was an officer or employee, or former officer or employee, of ours. No interlocking relationship exists or existed between members of the Compensation Committee or the Board of Directors, and the board of directors or compensation or similar committees of any other company.

VOTING SECURITIES OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 27, 2009, certain information regarding the beneficial ownership information of our common stock by:

•	each person known to us to be the beneficial owner of more than 5% of our common stock;

•	each named executive officer;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, and includes for each executive officer and director options that are currently exercisable or exercisable within 60 days of March 27, 2009 and RSUs and LTIP units that have vested or will vest within such 60 days. Each director, officer or 5% or more stockholder, as the case may be, furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply. We have based our calculations of the percentage of beneficial ownership on 29,525,253 shares of common stock outstanding as of March 27, 2009.

Unless otherwise noted below, the address of the persons and entities listed on the table is c/o Morgans Hotel Group Co., 475 Tenth Avenue, New York, New York 10018.

		% of Shares of
	Shares	Common Stock
	Beneficially	Beneficially
Beneficial Owner	Owned	Owned

5% Stockholders:
Morgan Stanley
Morgan Stanley Investment Management Inc.(1)	4,740,709	16.1%
OTK Associates, LLC
Robert S. Taubman
Morton L. Olshan(2)	4,500,000	15.2%
W. Edward Scheetz(3)	3,434,911	11.6%
Advisory Research, Inc.(4)	2,643,139	9.0%
Artisan Partners Limited Partnership Artisan Investment Corporation ZFIC, Inc. Andrew Zeigler Carlene Zeigler(5)	2,002,100	6.8%
Directors and Named Executive Officers:
David T. Hamamoto(6)	3,283,839	10.9%
Marc Gordon(7)	659,332	2.2%
Fred J. Kleisner(8)	296,201	*
Richard Szymanski(9)	140,979	*
Edwin L. Knetzger, III(10)	8,962	*
Robert Friedman(11)	9,462	*
Thomas L. Harrison(12)	8,962	*
Jeffrey M. Gault(13)	10,120	*
Michael D. Malone(14)	10,120	*
Deepak Chopra	3,008	*
David J. Moore	3,008	*
Executive Officers and Directors as a group (11 persons)	4,433,993	14.3%

*	Less than 1%.

(1)	Based solely upon the information provided in the Schedule 13G/A filed on February 17, 2009 jointly by Morgan Stanley and Morgan Stanley Investment Management Inc. (“MIMS”). Morgan Stanley beneficially owns 4,740,709 shares of our common stock, has sole voting power with respect to 3,220,629 shares, shared voting power with respect to 128 shares and sole dispositive power with respect to 4,740,709 shares. MIMS beneficially owns 3,806,582 shares of our common stock, has sole voting power with respect to 2,588,961 shares, shared voting power with respect to 128 shares and sole dispositive power with respect to 3,806,582 shares. The securities being reported upon by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by MIMS, an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) of the Exchange Act. MIMS is a wholly-owned subsidiary of Morgan Stanley. The business address of Morgan Stanley is 1585 Broadway, New York, NY 10036. The business address of MIMS is 522 Fifth Avenue, New York, NY 10036.

(2)	Based solely upon the information provided in the Schedule 13D/A filed on July 28, 2008 by OTK Associates, LLC (“OTK”). OTK beneficially owns 4,500,000 shares of our common stock and has sole voting and dispositive power with respect to 4,500,000 shares of such common stock. OTK is managed by Robert S. Taubman and Morton L. Olshan, with actions taken and made by, or with the written consent of, both of them. As a result, the managers of OTK may be deemed to share voting and investment power over our common shares beneficially owned by OTK. Each of the managers and OTK expressly disclaims status as a “group” for purposes of this Schedule 13D. The business address of OTK is 280 E. Long Lake Road, Suite 300, Bloomfield Hills, Michigan 48304.

(3)	Based solely upon the information provided by W. Edward Scheetz in the Schedule 13D/A filed on March 24, 2009, the Form 4 filed on March 27, 2009, the Form 4 filed on March 31, 2009 and the Form 4 filed on April 3, 2009. Mr. Scheetz’s beneficial ownership includes (i) 1,890,000 shares of our common stock that are beneficially owned by Mr. Scheetz indirectly through WES Holdings LLC; (ii) 110,000 shares of our common stock that are beneficially owned by Mr. Scheetz indirectly through Crosby Holdings LLC, which WES Holdings is deemed to beneficially own as controlling member of Crosby Holdings LLC; (iii) 85,908 shares of our common stock beneficially owned by Mr. Scheetz indirectly through Bayard Holdings MVIII LLC; (iv) 457,603 shares of our common stock beneficially owned by Mr. Scheetz indirectly through Baxter Holdings MVIII LLC; (v) 645,000 shares of our common stock that are directly beneficially owned by Mr. Scheetz; (vi) 15,000 shares of our common stock which represent Mr. Scheetz’s beneficial ownership of shares of common stock underlying certain American-style call options; (vii) 175,000 shares of our common stock beneficially owned by Mr. Scheetz through a two-year grantor retained annuity trust (of which Mr. Scheetz is trustee); (viii) 30,000 shares of our common stock beneficially owned by Mr. Scheetz through a six-year grantor retained annuity trust (of which Mr. Scheetz is trustee); (ix) 16,400 shares of our common stock that are indirectly beneficially owned by Mr. Scheetz, through two trusts which directly own such shares of common stock for the benefit of Mr. Scheetz’s two minor children; (x) 10,000 shares of our common stock that are indirectly beneficially owned by Mr. Scheetz through his spouse who directly beneficially owns such shares of common stock. Mr. Scheetz has sole dispositive power and sole voting power over 3,419,911 shares of our common stock and has sole dispositive power but no voting power over 15,000 shares of our common stock which represent shares of common stock underlying certain American-style call options. Mr. Scheetz’s business address is 218 Clapboard Ridge Road, Greenwich, Connecticut, 06831.

(4)	Based solely upon the information provided in the Schedule 13G/A filed on February 13, 2009 by Advisory Research, Inc (“Advisory Research”). Advisory Research beneficially owns 2,643,139 shares of our common stock and has sole voting and dispositive power with respect to 2,643,139 shares of such common stock. The business address of Advisory Research is 180 North Stetson St., Suite 5500, Chicago, Illinois 60601.

(5)	Based solely upon the information provided in the Schedule 13G/A filed on February 13, 2009 by Artisan Partners Limited Partnership (“Artisan Partners”), Artisan Investment Corporation (“Artisan Corp.”), the general partner of Artisan Partners, ZFIC, Inc., the sole stockholder of Artisan Corp., Andrew A. Ziegler and Carlene M. Ziegler, the principal stockholders of ZFIC, Inc., as a group. Each of the members of the group beneficially owns 2,002,100 shares of our common stock and has shared voting power with respect to

1,822,100 and shared dispositive power with respect to 2,002,100 such shares. The business address of each member of the group is 875 East Wisconsin, Avenue, Suite 800, Milwaukee, Wisconsin 53202.

(6)	Includes (i) 702,924 shares of our common stock directly beneficially owned by Mr. Hamamoto; (ii) 472,100 non-voting units of our operating company that are convertible into shares of our common stock representing Mr. Hamamoto’s portion (through DTH Holdings LLC, a limited liability company fully-owned by Mr. Hamamoto) of the 11,842 non-voting units held by MHG OP Holdings LLC, an indirect subsidiary of NorthStar Partnership, L.P. (“NorthStar LP”), 63,604 non-voting units held by Residual Hotel Interest LLC, an indirect subsidiary of NorthStar LP and 878,619 non-voting units held by NCIC, an affiliate of NorthStar LP; (iii) 936,342 shares of our common stock beneficially owned by Mr. Hamamoto indirectly through DTH Holdings; (iv) 85,907 shares of our common stock beneficially owned by Mr. Hamamoto indirectly through Hilo II; (v) 457,604 shares of our common stock beneficially owned by Mr. Hamamoto indirectly through Kona II; (vi) 300,000 options to purchase shares of our common stock; (vii) 328,623 LTIP units convertible into shares of our common stock and (viii) 339 RSUs convertible into shares of our common stock.

(7)	Includes 182,182 options to purchase shares of our common stock, 333,231 LTIP units convertible into shares of our common stock and 25,691 RSUs convertible into shares of our common stock.

(8)	Includes 112,741 options to purchase shares of our common stock, 35,808 LTIP units convertible into shares of our common stock and 23,152 RSUs convertible into shares of our common stock.

(9)	Includes 54,632 options to purchase shares of our common stock, 55,427 LTIP units convertible into shares of our common stock and 13,927 RSUs convertible into shares of our common stock.

(10)	Includes 3,623 LTIP units convertible into shares of our common stock and 5,339 RSUs convertible into shares of our common stock.

(11)	Includes 3,623 LTIP units convertible into shares of our common stock and 5,339 RSUs convertible into shares of our common stock.

(12)	Includes 3,623 LTIP units convertible into shares of our common stock and 5,339 RSUs convertible into shares of our common stock.

(13)	Includes 3,623 LTIP units convertible into shares of our common stock and 6,497 RSUs convertible into shares of our common stock.

(14)	Includes 3,623 LTIP units convertible into shares of our common stock and 6,497 RSUs convertible into shares of our common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers, directors, and persons who own more than 10% of a registered class of our equity securities, file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and Nasdaq. These reporting persons are required by the SEC to furnish us with copies of all Forms 3, 4 and 5 that they file.

Based solely on our review of the copies of such forms received by us, and/or on written representations from certain reporting persons that they were not required to file a Form 5 for the fiscal year, we believe that our executive officers, directors and persons who own more than 10% of our common stock complied with all Section 16(a) filing requirements applicable to them with respect to transactions during 2008, except that one Form 4 filing by Mr. Hamamoto was filed late.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy and Procedures Regarding Transactions with Related Persons

The company has adopted a written related person transaction policy and procedures to further the goal of ensuring that any related person transaction is properly reviewed, approved or ratified, if appropriate, and fully disclosed in accordance with applicable rules and regulations. The policies and procedures are intended to work in conjunction with the Code of Ethics and Code of Business Conduct, which is described above in “Board of Directors and Corporate Governance — Corporate Governance Information — Code of Ethics and Code of Business Conduct.”

The policies and procedures apply to transactions or arrangements between the company and any related person, including but not limited to directors, director nominees, executive officers, greater than 5% stockholders and the immediate family members of each of these groups. They do not, however, apply with respect to general conflicts between the interests of the company and our employees, officers and directors, including issues relating to engaging in a competing business and performing outside or additional work, which are reported and handled in accordance with the company’s Code of Ethics and Code of Business Conduct and other procedures and guidelines implemented by the company from time to time.

For purposes of the policies and procedures, a related person transaction is a transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness), or any series of similar transactions, arrangements or relationships, in which (i) the aggregate amount involved will or may be expected to exceed $120,000, (ii) the company is a participant, and (iii) any related person has or will have a direct or indirect material interest.

Under the policies and procedures, the directors and executive officers of the company are responsible for identifying and reporting any proposed transaction with a related person. If any director or officer becomes aware of any transaction or arrangement that has taken place, may be taking place or may be about to take place involving the company and any related person, such person shall immediately bring the matter to the attention of the company’s chief legal officer. Any proposed related person transaction shall be presented by the chief legal officer to the Audit Committee for its review. The Audit Committee will then meet, in person or by telephone, to review and discuss the proposed transaction.

If the transaction involves a director, that director will not participate in the action regarding whether to approve or ratify the transaction. In the event that all of the directors are deemed to have an interest in the transaction, the company may enter into the transaction if it is approved in accordance with the provisions of the Delaware General Corporation Law.

The policies and procedures provide that all related person transactions are to be disclosed in the company’s proxy statement and other appropriate filings to the extent required by the rules and regulations of the Securities and Exchange Commission and Nasdaq.

Debt Guarantees

Immediately prior to the completion of our initial public offering, we and certain other entities entered into a series of transactions to create our new corporate structure, which we call our “Formation and Structuring Transactions.” As part of the Formation and Structuring Transactions, the Former Parent provided a guarantee of approximately $225.0 million of indebtedness of Morgans Group LLC, the operating company through which we own our hotel properties and of which we are the managing member. David T. Hamamoto, our Chairman, has agreed to reimburse the Former Parent for up to $98.3 million of any amount that the Former Parent is required to pay under its guarantee. Marc Gordon, our Chief Investment Officer and Executive Vice President of Capital Markets, has agreed reimburse to Former Parent for up to $7.0 million of any amount the Former Parent is required to pay under its guarantee. The guarantee by the Former Parent and these reimbursement obligations were provided so that the providers of the reimbursement obligations will not recognize taxable capital gains in connection with the Formation and Structuring Transactions in the amount that each has agreed to reimburse. The reimbursement obligations are for a fixed term and are renewable at the option of each provider.

Indemnification Agreement with the Former Parent

We entered into an indemnification agreement with the Former Parent that governs certain indemnification obligations of ours for the benefit of the Former Parent, its members and the affiliates, managers, officers and employees of the Former Parent. Under the indemnification agreement, we agreed to indemnify the Former Parent, its members and the affiliates, managers, officers and employees of the Former Parent for (i) contingent claims and obligations, including litigation of claims against the Former Parent related to the hotel properties, restaurants and bars it contributed to us, (ii) any transfer tax payable as a result of the sale of shares of our common stock in the offering or future sales of our common stock that are aggregated with the offering, and (iii) any payments made to the hotel designer in connection with an agreement with the hotel designer described in footnote 6 to our consolidated /combined financial statements for the year ended December 31, 2008. Any distributee of the shares of our common stock issued in exchange for membership units in connection with the Formation and Structuring Transactions or membership units of Morgans Group LLC issued to the Former Parent in connection with the Formation and Structuring Transactions is a third-party beneficiary under this agreement.

Global Settlement of Litigations and Insurance Proceeds Sharing Agreement

As previously disclosed in our filings with the Securities Exchange Commission, in January 2006, an action was brought in New York state court against several defendants, including two subsidiaries of the company and certain officers and directors of NCIC and the company, including David Hamamoto, the company’s Chairman of the Board and the Co-Chairman of the Board of Directors and Co-Chief Executive Officer of NCIC, styled Philips South Beach, LLC v. Morgans Hotel Group Management, LLC et al., Index No. 06/600147 (N.Y. Sup. Ct.), which we refer to as the Shore Club Litigation. An additional action was commenced in March 2006 in New York state court against several defendants, including the company, NCIC, David Hamamoto, and certain other individuals and entities, styled Century Operating Associates v. NorthStar Hospitality LLC, et al., Index No. 601007/06-E (N.Y. Sup. Ct.), which we refer to as the Century Litigation (together with the Shore Club Litigation, the “Litigations”).

On April 4, 2008, the company and certain of its subsidiaries entered into a global settlement agreement with Philips South Beach, LLC, Century Operating Associates, Philip Pilevsky and certain of his affiliates, Residual Hotel Interest LLC and certain of its affiliates, Becker-Paramount LLC, W. Edward Scheetz, David T. Hamamoto, RSA Associates, L.P., NCIC and certain of its subsidiaries, Clark SB II LLC, Clark SB LLC, The Clark Foundation, The Scriven Foundation, Jane Clark and Kevin Moore, pursuant to which the Shore Club litigation, regarding the management of the Shore Club, and the Century Litigation, regarding the structuring transactions that were part of the company’s IPO and the IPO itself, along with related litigations and an additional litigation in which we are not involved, have been settled.

We are not required to make any cash payments as part of the settlement. Under the relevant terms of the settlement, the management agreement pursuant to which the company’s management company, Morgans Hotel Group Management LLC manages Shore Club was amended to provide for, among other things, a reduction beginning in 2009 in the management and chain services fees, a reduction beginning in 2012 in the termination payment to be made by the owner of Shore Club to Morgans Hotel Group Management LLC upon termination of the management agreement, and certain changes to operating procedures at Shore Club.

The Litigations have been submitted for coverage by NCIC under certain primary and excess insurance policies, issued to NCIC under which certain subsidiaries of the company and certain individual defendants in the Litigations, including Mr. Hamamoto, are also insured. The insurers have paid certain amounts to NCIC in connection with the Litigations under the insurance policies.

The company and NCIC entered into an Insurance Proceeds Sharing Agreement on January 18, 2008, pursuant to which NCIC paid us one-half of the aggregate insurance proceeds received by NCIC in connection with the Litigations under the insurance policies as of the date of the Insurance Proceeds Sharing Agreement. The parties have also agreed that all future insurance proceeds received from the insurance policies in connection with the Litigations shall be allocated equally among the parties.

David Hamamoto, the Chairman of the Board, and Marc Gordon, the company’s Chief Investment Officer and Executive Vice President of Capital Markets, are beneficial owners of equity interests in NCIC and Mr. Hamamoto is the Co-Chairman of the Board of Directors and Co-Chief Executive Officer of NCIC.

OTHER MATTERS

Annual Report on Form 10-K

We have provided without charge, to each person from whom a proxy is solicited, a copy of our annual report to stockholders for the fiscal year ended December 31, 2008, including our consolidated financial statements. You should not regard this annual report as proxy soliciting material or as a communication by means of which any solicitation is to be made. This annual report will be available on our website at www.morganshotelgroup.com under “About Us — SEC Filings.”

Additionally, upon written request, we will provide you without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 that we filed with the SEC. You should make your request in writing to:

Morgans Hotel Group Co.
Attention: Investor Relations
475 Tenth Avenue
New York, NY 10018

Other Matters to Come Before the 2009 Annual Meeting

No other matters are to be presented for action at the annual meeting other than as set forth in this proxy statement. If other matters properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies solicited by this proxy statement as recommended by the Board, or, if no recommendation is given, in their own discretion.

Stockholder Proposals and Nominations for the 2009 Annual Meeting

Any stockholder proposal pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act to be considered for inclusion in our proxy materials for the next annual meeting of stockholders must be received at our principal executive offices no later than December 22, 2009.

Any stockholder who wishes to propose a nominee to the Board or propose any other business to be considered by the stockholders (other than a stockholder proposal included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Exchange Act) must comply with the advance notice provisions and other requirements of Article I, Section 1.11 of our bylaws, which are on file with the SEC and may be obtained from the Secretary of the company upon request. These notice provisions require that nominations of persons for election to the Board and the proposal of business to be considered by the stockholders for the 2010 annual meeting must be received no earlier than 60 nor more than 90 days prior to the date of the meeting. However, if the date of the meeting is first publicly announced or disclosed (in a public filing or otherwise) less than 70 days prior to the date of the meeting, such advance notice must be given not more than ten days after the date of the meeting is first announced or disclosed.

* * * *

By Order of the Board of Directors

Name: Richard Szymanski
Title: Secretary

New York, New York
April 21, 2009

SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.

Please mark your votes as	☒
indicated in this example
THE BOARD RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

	VOTE FOR all nominees except	VOTE WITHHELD
1. ELECTION OF DIRECTORS:	those I have listed below	from all nominees	EXCEPTIONS
Nominees are:	☐	☐	☐
01 Dr. Deepak Chopra
02 Robert Friedman
03 Jeffrey M. Gault
04 Marc Gordon
05 David T. Hamamoto
06 Thomas L. Harrison
07 Fred J. Kleisner
08 Edwin L. Knetzger, III
09 Michael D. Malone
10 David J. Moore
INSTRUCTIONS: To withhold authority to vote for an individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.

*Exceptions

	FOR	AGAINST	ABSTAIN
2. PROPOSAL TO RATIFY BDO Seidman, LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year.	☐	☐	☐

THE PROXIES are authorized to vote in their discretion upon such other business, if any, as may properly come before the meeting.

Mark Here for Address ☐ Change or Comments SEE REVERSE

Signature	Signature	Date

Please sign EXACTLY as name appears at the left. Joint owners each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full related title.

▲ FOLD AND DETACH HERE ▲

Morgans Hotel Group Co.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders
The Proxy Statement and the 2008 Annual Report to Stockholders are available at:
http://bnymellon.mobular.net/bnymellon/mhgc

  MORGANS HOTEL GROUP CO.
  This Proxy is Solicited on Behalf of the Board of Directors
  Annual Meeting of Stockholders – May 19, 2009
The undersigned hereby appoints Richard Szymanski and David Smail, or either of them, attorneys and proxies each with power of substitution to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on May 19, 2009 and at any adjournment or adjournments thereof, with all the power that the undersigned would possess if personally present, and to vote all shares of stock that the undersigned may be entitled to vote at said meeting, as designated on the reverse, and in accordance with their best judgment in connection with such other business as may come before the meeting.
Please cast your votes on the reverse side, by telephone or online as described on the reverse side. The Board of Directors recommends a vote FOR Proposals 1 and 2. To vote in accordance with the Board of Directors’ recommendations, just sign the reverse side; no boxes need to be checked. Unless marked otherwise, this proxy will be voted in accordance with the Board of Directors’ recommendations.
(Continued and to be marked, dated and signed, on the other side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250
Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲
You can now access your BNY Mellon Shareowner Services account online.
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